Exhibit 99.6

First Quarterly Report

Fiscal Plan Update

2015/16 — 2017/18,

2015/16 Economic Outlook and

Financial Forecast

&

Three Month Results

April — June 2015

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown corporations. — ongoing—

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting — Periodicals. 2. British Columbia — Economic conditions — 1945—                          — Periodicals.*

3.    Corporations, Government — British Columbia — Accounting — Periodicals. I. Title.

HJ13.B77                             354.711’007231’05

TABLE OF CONTENTS

2015/16 First Quarterly Report	September 15, 2015

Updated Fiscal Plan — 2015/16 to 2017/18

Tables:
Updated Fiscal Plan 2015/16 to 2017/18	1

Part One — Updated 2015/16 Financial Forecast

Introduction	5

Revenue	7

Expense	9
Consolidated Revenue Fund spending	9
Spending recovered from third parties	10
Operating transfers to service delivery agencies	10
Service delivery agency spending	10

Government employment (FTEs)	10

Provincial capital spending	11
Projects over $50 million	11

Provincial debt	12

Risks to the fiscal forecast	13
Supplementary schedules	14
Tables:
1.1 2015/16 Forecast Update	5
1.2 2015/16 Forecast — Changes from Budget 2015	6
1.3 2015/16 Capital Spending Update	11
1.4 2015/16 Provincial Debt Update	12
1.5 2015/16 Operating Statement	14
1.6 2015/16 Revenue by Source	15
1.7 2015/16 Expense by Ministry, Program and Agency	16
1.8 2015/16 Expense by Function	17
1.9 2015/16 Capital Spending	18
1.10 Capital Expenditure Projects Greater Than $50 million	19
1.11 2015/16 Provincial Debt	21
1.12 2015/16 Statement of Financial Position	22

Part Two — Economic Review and Outlook

Summary	23

British Columbia economic activity and outlook	23
Labour market	24
Consumer spending and housing	25
Business and government	26
External trade and commodity markets	27
Demographics	29
Inflation	29

First Quarterly Report 2015/16

Table of Contents

Risks to the economic outlook	30

External outlook	30
United States	30
Canada	33
Europe	34
China	35
Financial markets	36

Tables:
2.1 British Columbia Economic Indicators	24
2.2 US real GDP forecast: Consensus vs Ministry of Finance	33
2.3 Canadian real GDP forecast: Consensus vs Ministry of Finance	34
2.4 Private Sector Canadian Interest Rate Forecasts	37
2.5 Private Sector Exchange Rate Forecasts	38
2.6.1 Gross Domestic Product: British Columbia	39
2.6.2 Components of Nominal Income and Expenditure: British Columbia	40
2.6.3 Labour Market Indicators: British Columbia	40
2.6.4 Major Economic Assumptions	41

Appendix — Fiscal Plan Update
Tables:
A1 Material Assumptions — Revenue	43
A2 Natural Gas Price Forecasts — 2015/16 to 2017/18	48
A3 Material Assumptions — Expense	49
A4 Operating Statement — 2008/09 to 2017/18	51
A5 Revenue by Source — 2008/09 to 2017/18	52
A6 Revenue by Source Supplementary Information — 2008/09 to 2017/18	53
A7 Expense by Function — 2008/09 to 2017/18	54
A8 Expense by Function Supplementary Information — 2008/09 to 2017/18	55
A9 Full-Time Equivalents (FTEs) — 2008/09 to 2017/18	56
A10 Capital Spending — 2008/09 to 2017/18	57
A11 Statement of Financial Position — 2008/09 to 2017/18	58
A12 Changes in Financial Position — 2008/09 to 2017/18	59
A13 Provincial Debt — 2008/09 to 2017/18	60
A14 Provincial Debt Supplementary Information — 2008/09 to 2017/18	61
A15 Key Provincial Debt Indicators — 2008/09 to 2017/18	62

First Quarterly Report 2015/16

II

UPDATED FISCAL PLAN — 2015/16 to 2017/18

($ millions)	2015/16	2016/17	2017/18
Budget 2015 Fiscal Plan	284	376	399
Fiscal Plan Updates:
Taxation revenue	590	260	334
Natural resources revenue	(95)	(106)	(80)
Federal transfers and other revenue	(42)	86	48
Commercial Crown corporation income	(79)	(133)	(155)
Statutory spending	(467)	(28)	(28)
Lower debt servicing costs	114	164	200
Other spending changes	(28)	(83)	(80)
Higher contingencies allocation	—	(50)	(100)
Increase in forecast allowance	—	(150)	(150)
Updated fiscal plan	277	336	388

Prudence included in fiscal plan:
Contingencies	(350)	(450)	(500)
Forecast allowance	(250)	(500)	(500)

Capital spending:
Taxpayer-supported capital spending	3,867	4,104	3,513
Self-supported capital spending	2,537	2,518	2,944
	6,404	6,622	6,457
Provincial Debt:
Taxpayer-supported debt	42,325	42,874	43,445
Self-supported debt	22,189	23,474	25,102
Total debt (including forecast allowance)	64,764	66,848	69,047

Taxpayer-supported debt-to-GDP ratio	17.2%	16.7%	16.2%
Taxpayer-supported debt-to-revenue ratio	92.5%	92.0%	91.5%

Balanced Budget Maintained

The fiscal plan update in the first Quarterly Report highlights the capacity of the Government’s balanced budget framework to absorb unanticipated events.

In 2015/16, higher expected taxation revenue has offset additional wildfire costs and lower commercial Crown corporation net income.

A significant amount of the 2015/16 revenue improvement is one-time, with only a portion of the impact carrying forward into 2016/17 and 2017/18. Taxation improvements over the fiscal plan period relate primarily to personal and corporation income tax revenues increasing by $751 million due to the impact of higher tax assessments, as well as higher property transfer taxes totalling $353 million.

Over the three years, natural resource revenue is $281 million lower than the Budget 2015 projections reflecting expected weaker economic growth in some of BC’s major trading partners and a lower outlook for commodity prices and markets.

Projections of federal government transfers and other revenue remain fairly constant over the fiscal plan period, with a reduction in the first year offset by an increase in 2016/17 and 2017/18.

Changes to the commercial Crown corporation income projections are primarily due to a downward revision in ICBC’s outlook across the fiscal plan period in response to higher claims costs. Government is engaged with ICBC in reviewing the underlying trends in order to mitigate the cost pressure’s impact.

First Quarterly Report 2015/16

Updated Fiscal Plan — 2015/16 to 2017/18

Revenue improvements in 2015/16 are offset by significant statutory spending pressures, mainly as a result of the 2015 wildfire season. Firefighting costs are expected to reach $380 million this year due to exceptionally dry conditions. The initial $63 million is funded from the Direct Fire vote with the remainder funded from standing statutory appropriations. Other statutory spending is due to government’s share of the unfunded liability in the Teachers’ Pension Plan, emergency program flood-related costs and other pressures.

The projected revenue improvements are supplemented by projected savings in debt servicing costs. Cumulative lower interest costs of $478 million over the fiscal plan period are anticipated due to lower opening debt levels following 2014/15, a downward revision in the interest rates, and improved timing of debt issuances.

The fiscal plan also includes increases in refundable tax credit transfers totalling $121 million over the three year period, with the increase due primarily to film tax credits.

In response to potential risks, uncertainty and volatility, government is increasing the level of prudence over the fiscal plan period. The forecast allowance has been increased by $150 million in 2016/17 and 2017/18. As well, the Contingencies vote allocation has increased by $50 million in 2016/17 and $100 million in 2017/18.

Modest Economic Growth

The Ministry of Finance forecasts BC’s real GDP to grow by 2.0 per cent in 2015, a 0.3 percentage point reduction from Budget 2015, followed by growth of 2.4 per cent in 2016 and 2.3 per cent per year in the medium-term — unchanged from the previous forecast.

BC GDP outlook

The Ministry’s forecast for BC’s real GDP growth of 2.0 per cent in 2015 is slightly lower than the 2.3 per cent projected in Budget 2015, as year-to-date data for BC employment and exports are somewhat softer than expected earlier this year. However, many indicators of BC’s economic performance so far in 2015 show stable domestic activity relative to the same period of 2014, and retail sales and housing starts are performing better than expected compared to Budget 2015.

The Ministry’s outlook for BC’s real GDP growth remains prudent relative to the private sector, being 0.2 percentage points lower in 2015 and 0.3 percentage points lower in 2016 than the current average outlook of six private sector forecasters (a subset of the Economic Forecast Council).

Ministry outlook compared to private sector

This prudence acknowledges the downside risks to the economic forecast and is one of the levels of prudence built into the fiscal plan. Downside risks to BC’s economic outlook include the potential for a slowdown in domestic and US activity, ongoing fragility in Europe, and slower than anticipated Asian demand, particularly in China. Additional risks include a fluctuating Canadian dollar and weak inflation.

Capital Spending

Taxpayer-supported capital spending is financed by provincial borrowing, funding provided by third parties and from agencies’ internal cash flows. Capital spending on hospitals, education facilities, transportation infrastructure, housing and other projects will total $11.5 billion over the fiscal plan period.

First Quarterly Report 2015/16

Updated Fiscal Plan — 2015/16 to 2017/18

Self-supported infrastructure spending, mainly related to electrical generation, transmission and distribution projects, is forecast to be $8.0 billion over the next three years.

Strategic Debt Management

Total provincial debt is projected to increase by $6.1 billion to $69.0 billion by 2017/18. The rate of growth in total debt has dropped on average by 0.2 percentage points over the fiscal plan period. The ending balance reflects a reduction of $5.7 billion to direct operating debt. By 2017/18, direct operating debt is forecast to be $3.6 billion, its lowest level since 1985/86.

The above improvements are primarily due to government’s debt management strategy. Government significantly exceeded its debt management targets in 2014/15, resulting in improvements in both the debt to GDP and debt to revenue ratios than forecast for that year in Budget 2015. The first Quarterly Report extends this improvement with reductions in both ratios by the end of the fiscal plan period. Debt to GDP is down 0.4 percentage points, and debt to revenue is now down 3.2 percentage points

Continuing debt affordability trend

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•   risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•        assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•        potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes; and

•        utilization rates for government services such as health care, children and family services, and income assistance.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•        The Ministry outlook for BC’s real GDP growth is lower than the current private sector average outlook.

•        The natural gas revenue forecast continues to incorporate a prudent price forecast that is within the 20th percentile of the private sector forecasts.

•        Government has maintained a forecast allowance of $250 million in 2015/16, increasing to $500 million in each of 2016/17 and 2017/18 noted above to assist in managing ongoing revenue volatility.

•        The updated fiscal plan includes Contingencies vote allocations of $350 million in 2015/16, increasing to $450 million in 2016/17 and $500 million in 2017/18, to help manage unexpected pressures and fund priority initiatives.

Conclusion

Government’s balanced budget framework, built on four levels of prudence, has demonstrated the ability to withstand unanticipated events.

Revenue improvements in the near term have more than offset the demands on government finances from an unusually expansive wildfire season. However, the current year revenue improvements also highlight the potential volatility in government’s revenue sources.

First Quarterly Report 2015/16

Updated Fiscal Plan — 2015/16 to 2017/18

Economic growth is modest, with employment growth and exports somewhat softer than what was projected earlier in the year. Government’s updated real GDP forecast for 2015 shows a 0.3 percentage point reduction from Budget 2015, while the projections for next year and the medium term remain unchanged.

Finally, government is continuing to invest in a robust infrastructure program over the next three years; and is focussing on strategic debt management in order to achieve lower costs, maintain debt affordability and support a AAA credit rating.

First Quarterly Report 2015/16

PART ONE — UPDATED 2015/16 FINANCIAL FORECAST

Introduction

Table 1.1 2015/16 Forecast Update

		First
	Budget	Quarterly
($ millions)	2015	Report
Revenue	46,365	46,739
Expense	(45,831)	(46,212)
Surplus before forecast allowance	534	527
Forecast allowance	(250)	(250)
Surplus	284	277
Capital spending:
Taxpayer-supported capital spending	3,731	3,867
Self-supported capital spending	2,518	2,537
	6,249	6,404
Provincial Debt:
Taxpayer-supported debt	43,182	42,325
Self-supported debt	22,528	22,189
Total debt (including forecast allowance)	65,960	64,764
Taxpayer-supported debt-to-GDP ratio	17.4%	17.2%
Taxpayer-supported debt-to-revenue ratio	95.4%	92.5%

The first quarter fiscal outlook for 2015/16 forecasts a surplus of $277 million — $7 million lower than the projection in Budget 2015. The revised outlook reflects a $374 million increase in revenue mainly due to higher taxation revenues offset by a $381 million increase in expense mainly due to wildfire statutory costs.

Chart 1.1 2015/16 surplus forecast decreased

Projected taxpayer-supported capital spending has increased by $136 million for 2015/16, mainly due to higher routine capital maintenance spending by health authorities as well as increased spending by post-secondary institutions’ funded internally, partially offset by lower spending in transit and other areas. The $19 million increase in self-supported capital spending is due to project scheduling changes on the Port Mann Bridge/Highway 1 project.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Total debt is down $1.2 billion compared to Budget 2015, with much of the reduction resulting from stronger than expected 2014/15 results. The taxpayer-supported debt forecast is $857 million lower, primarily reflecting continued success in government’s ongoing debt management strategy. Similarly, self-supported debt is forecast to be $339 million lower than budget, mainly due to lower borrowing in 2014/15.

Table 1.2 2015/16 Forecast — Changes from Budget 2015

($ millions)	Q1 Update

2015/16 surplus — Budget 2015 (February 17, 2015)		284

Revenue changes:
Personal income tax — mainly higher 2014 tax assessments	246
Corporate income tax — increased prior-year adjustment, reflecting higher 2014 tax assessments, partially offset by lower federal government instalments	128
Provincial sales tax — carryforward impact of higher 2014/15 sales revenue results	40
Property transfer tax — stronger year-to-date sales results	200
Other taxation sources	(24)
Natural gas royalties — lower prices, partially offset by lower utilization of royalty programs	(124)
Coal, metals and minerals — mainly lower coal prices and production	(20)
Forests — mainly higher SLA border and logging tax revenue	45
Other natural resources	4
Fees, investment earnings and miscellaneous sources — lower revenue from investment earnings and miscellaneous revenue partly offset by higher fee revenue	(50)
Health and social transfers — lower entitlement for prior years	(11)
Other federal government transfers — improved transfers to taxpayer supported Crowns and SUCH sector entities	19
Commercial Crown agencies operating results:
ICBC — mainly increased claims costs	(101)
Other commercial Crown agencies changes	22
Total revenue changes		374
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Direct fire-fighting costs	317
Emergency program flood-related costs	13
Teachers’ Pension Plan liability adjustment	60
BC Training and Education Savings grant — higher anticipated elegibility	9
Elections BC	3
Refundable tax credit transfers	65
Management of public debt (net) — reflects lower interest rates and revisions to scheduled borrowing	(78)
Spending funded by third party recoveries	(38)
(Increase) decrease in operating transfers to service delivery agencies	(30)
Changes in spending profile of service delivery agencies:
School districts	(3)
Universities	23
Colleges	11
Health authorities and hospital societies	75
Other service delivery agencies	(46)
Total expense increases (decreases)		381
Total changes		(7)
2015/16 surplus — first Quarterly Report		277

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

As a result of the reduced debt levels and higher forecasted revenues, the taxpayer-supported debt to revenue ratio is now projected to be 92.5 per cent — 2.9 percentage points lower than budget. Lower forecasted debt levels also improve the debt to GDP ratio by 0.2 percentage points compared to Budget 2015, and is now forecasted to end the year at 17.2 per cent.

The forecast allowance has been left unchanged at $250 million, reflecting continuing volatility in a number of revenue sources (e.g. corporate income tax, natural resource revenues, and commercial Crown net income) and other potential risks.

Revenue

Revenue for 2015/16 is forecast to be $46.7 billion - $374 million higher than the projection in Budget 2015. The improvement reflects additional revenue from taxation sources, partially offset by reductions in natural resource revenue, commercial Crown corporation net income and other taxpayer-supported revenue sources.

Chart 1.2 2015/16 revenue forecast increased

Detailed revenue projections are disclosed in Table 1.6, and key assumptions and sensitivities relating to revenue are provided in Appendix Table A1. Major changes from Budget 2015 include the following:

Income tax revenue

Personal income tax revenue is up $246 million, as stronger 2014 tax assessments are partly offset by lower 2015 and 2016 household income growth assumptions. The increased revenue includes a one-time $159 million prior-year adjustment related to 2014/15.

Corporate income tax revenue is up $128 million mainly due to an assumed higher prior year settlement payment, reflecting stronger 2014 tax assessment results.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Consumption and other tax revenue

Provincial sales tax revenue is up $40 million mainly reflecting final 2014/15 results, consistent with higher growth in consumer and business investment expenditures.

Property transfer tax revenue is up $200 million due to continued strength in the housing market.

Other taxation revenues are down $24 million.

Natural resources revenue

Revenue from natural gas royalties is down $124 million due to a 19.1 per cent decrease in the average natural gas price, partially offset by lower utilization of royalty programs and infrastructure credits.

Columbia River Treaty electricity sales revenue is up $28 million due to higher electricity prices.

Revenue from coal, metals and minerals is down $20 million mainly due to the effects of lower coal prices and production, reflecting weaker market conditions.

Revenue from sales of Crown land tenures is down $18 million due to the effect of weaker bid prices and auctioned land volumes.

Forest revenue is up $45 million reflecting higher border taxes collected under the Softwood Lumber Agreement and higher logging tax revenue, partially offset by the impacts of lower harvest volumes and lumber prices.

Other natural resource revenue changes result in a net decline of $6 million.

Other revenue

Revenue from fees, licenses, investment earnings and other miscellaneous sources is down $50 million mainly due to lower investment earnings and miscellaneous revenue sources, partly offset by higher fee revenues mainly in the SUCH sector entities.

Federal government transfers

Canada Health and Social Transfers are down $11 million, mainly reflecting lower Canada Health Transfer entitlement for 2013/14. Other federal government contributions are expected to be up $19 million due to increased transfers to taxpayer-supported Crown corporations and SUCH sector entities.

Commercial Crown corporations

The outlook for commercial Crown corporation net income is $79 million lower mainly reflecting changes in the forecasts from ICBC and LDB.

•             ICBC’s net income projections reflect a $101 million reduction due to increasing claims costs. Government is engaging with the corporation to review the updated projection and options to mitigate impacts.

•             The LDB forecast is up $19 million due to higher sales volumes across product lines.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Expense

The government spending forecast for 2015/16 is $381 million higher compared to the projection in Budget 2015 mainly due to statutory spending for direct fire costs.

Chart 1.3 2015/16 expense forecast increased

Consolidated Revenue Fund (CRF) spending

Statutory spending is projected at $467 million in 2015/16, including the following:

•             $317 million for direct fire costs — this is in addition to the $63 million in the Direct Fire Vote in the 2015/16 Estimates. Overall, firefighting costs are projected to reach $380 million this year.

•             $60 million for the Teachers’ Pension Plan liability accrual — recent actuarial valuations have disclosed the TPP is in an unfunded liability position, and employee/employer contributions have been increased to address the issue. Current accounting standards require government to track the status of its share of the unfunded liability on an ongoing basis until it is addressed. This tracking process takes a number of years, and the unfunded liability will begin to decline in future years as the increased contributions take effect.

•             $13 million for emergency program flood-related costs.

•             $9 million for additional grants from the BC Training and Education Savings Program (formerly the Children’s Education Fund) to reflect higher projected eligibility under the program.

•             $3 million for Elections BC costs related to the Metro Vancouver transit plebiscite.

•             $65 million increase in refundable tax credit transfers, mainly under the film tax credit program.

Other CRF spending changes include a $78 million reduction in debt servicing costs due to lower debt levels, a reduced interest rate forecast, and improved timing of borrowing.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Contingencies

The Contingencies vote allocation of $350 million for 2015/16 is unchanged from Budget 2015. Contingencies are intended to help manage unexpected cost pressures and fund priority initiatives as they arise.

Spending recovered from third parties

Spending funded by third parties is forecast to fall by $38 million due to lower interest costs recovered from Crown agencies. This is fully offset by lower investment earnings resulting in no impact on the projected surplus.

Operating transfers to service delivery agencies

Operating transfers to service delivery agencies are forecast to be $30 million higher mainly due to adjustments to projected health organization allocations in response to spending forecast changes noted below.

Service delivery agency spending

Service delivery agency spending is forecast to increase by $60 million.

•             School district spending is forecast to be virtually unchanged with only a $3 million reduction overall on total spending of $5.8 billion.

•             Post-secondary sector spending is $34 million higher due to higher estimates for grants to third parties.

•             Health authority and hospital society spending is forecast to be up $75 million, mainly due to negotiated salary and benefits cost increases. These increases are projected to be funded by additional provincial grants within the ministry’s budget allocation.

•             Other service delivery agency spending is revised downward by $46 million mainly due to lower spending in the transportation sector.

Detailed expense projections are disclosed in Table 1.7. Key spending assumptions and sensitivities are provided in Appendix Table A3.

Government employment (FTEs)

The projection of government employment for 2015/16 has been increased by 120 full time equivalents due to increased staffing requirements related to direct forest fire fighting. The projections for 2016/17 and 2017/18 remain unchanged from Budget 2015. Further details on FTEs are provided in Appendix Table A9.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Provincial capital spending

Capital spending is projected to total $6.4 billion in 2015/16 — $155 million higher than the forecast in Budget 2015 (see Tables 1.3 and 1.9).

Table 1.3 2015/16 Capital Spending Update

($ millions)	Q1 Update

2015/16 capital spending — Budget 2015 (February 17, 2015)		6,249
Taxpayer-supported changes:
Primarily higher routine capital maintenance spending by health authorities	109
Additional self-funded post-secondary institution spending	103
Lower BC Transit spending due to timing delays	(60)
Other net adjustments to capital schedules	(16)
Total taxpayer-supported		136
Self-supported changes:
Project scheduling changes on the Port Mann Bridge/Highway 1		19
Total changes		155
2015/16 capital spending — first Quarterly Report		6,404

Taxpayer-supported capital spending is projected at $3.9 billion. The $136 million increase since Budget 2015 is mainly due to health authorities increasing their self-funded capital envelope for facility lifecycle maintenance. In addition, post-secondary institutions have increased forecasted self-funded capital spending reflecting timing delays from 2014/15. These spending impacts are partially offset by lower spending as a result of net adjustments to other construction schedules, mainly in the transportation sector.

At $2.5 billion, self-supported capital spending is up $19 million from Budget 2015 with the increase due to trailing costs from 2014/15 relating to the completion of the on-corridor Port Mann Bridge/Highway 1 project.

Projects over $50 million

Capital spending projects greater than $50 million are presented in Table 1.10. Since Budget 2015 a new $85 million transportation project has been added to construct an interchange at the Highway 1—Admirals Road/McKenzie Avenue intersection in Victoria.

The following projects have been completed since Budget 2015 and are no longer listed in the table:

•      South Fraser Perimeter Road construction;

•      Sierra-Yoyo-Desan Road upgrade; and

•      Integrated Case Management System development and implementation.

Changes since Budget 2015 for eight existing projects include:

•                  Allocation of costs between direct procurement and P3 contract components were established for the Emily Carr University of Art and Design campus redevelopment project. Overall cost of the project remains unchanged.

•      The Northern Cancer Control Strategy was completed $5 million under budget.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

•                  The completion date for the Queen Charlotte/Haida Gwaii Hospital has been extended to 2016 from 2015.

•                  Allocation of costs between direct procurement and P3 contract components were revised for the Evergreen Line Rapid Transit project. Overall cost of the project remains unchanged.

•                  BC Hydro’s Vancouver City Central transmission project increased $1 million. The project is in service and only minor trailing costs remain. The project will be completed $29 million under budget.

•                  Total estimated cost for the Iskut extension project has decreased $40 million reflecting lower construction costs for the substation and distribution line portions of the project.

•                  The completion date for the Dawson Creek/Chetwynd area transmission project has been extended to 2016 due to delayed delivery of power poles and station design changes.

•                  BC Lotteries’ gaming management system project decreased by $4 million. The project is in service and only minor trailing costs remain.

Provincial debt

The provincial debt, including a $250 million forecast allowance, is projected to total $64.8 billion by the end of the fiscal year — $1.2 billion lower than the projection in Budget 2015. This reduction in debt is due to a combination of lower 2014/15 debt levels compared to the Budget 2015 forecast, and anticipated reductions in the 2015/16 fiscal year relating mainly to balance sheet management and CRF improvements.

Table 1.4 2015/16 Provincial Debt Update

($ millions)	Q1 Update

Budget 2015 projection		65,960
Taxpayer-supported changes:
Government operating:
– lower debt level from 2014/15	(161)
– higher opening cash balance	(421)
– higher revenue cash receipts	(112)
– other changes	(51)
Total operating debt changes	(745)
Capital debt:
– Net reduction due to lower 2014/15 debt levels and timing changes	(125)
– lower contributions from external parties	108
– increase in internal financing	(95)
Total capital debt changes	(112)
Total taxpayer-supported		(857)
Self-supported changes:
– lower debt level from 2014/15	(388)
– higher capital spending	19
– decrease in internal financing	30
Total self-supported		(339)
Total changes		(1,196)
First Quarterly Report		64,764

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

In 2015/16, taxpayer-supported debt is projected to be $42.3 billion — $857 million lower than the projection in Budget 2015, reflecting a $422 million reduction due to improved 2014/15 results and a further $435 million decrease mainly due to balance sheet management and CRF improvements in 2015/16.

The decrease reflects lower direct operating debt (down $745 million), due to a lower level carried forward from 2014/15, higher opening cash balance, higher CRF revenue cash receipts and other changes.

Forecasted borrowing for capital purposes in 2015/16 is down $112 million from Budget 2015. The reduction is due to a net reduction in debt due mainly to lower debt levels in 2014/15 carrying forward as a result in timing changes on transportation projects.

As a result of the lower forecasted debt levels, government’s key debt affordability measures have improved from Budget 2015. The taxpayer-supported debt to revenue ratio is now projected to be 92.5 per cent — a 2.9 percentage point improvement, and the debt to GDP ratio has been reduced by 0.2 percentage points to end the year at 17.2 per cent.

Self-supported debt is projected to be $22.2 billion — $339 million lower than the projection in Budget 2015, mainly due to improved 2014/15 results carrying forward into the current year.

Details on provincial debt are shown in Table 1.11.

Risks to the fiscal forecast

There are a number of risks and pressures to the fiscal plan including risks to the BC economic outlook, which are largely due to the continued uncertainty surrounding global economic activity. Forecasted revenues, expenditures, capital spending and debt are estimates based on a number of economic, financial and external factors. Variables will change throughout the year as new information becomes available, with potentially material impacts.

Revenues can be volatile due in part to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast. In addition, personal and corporate income tax assessments for the 2014 tax year will not be finalized until March 2016 and could result in further revenue and tax credit transfer spending adjustments.

The spending forecast in the fiscal plan is based on ministry and service delivery agency plans and strategies. Litigation developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of judgments and settlements). Changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, and costs associated with natural disaster response represent the main spending risks.

In addition, capital spending and debt figures may be influenced by a number of factors including design development, procurement activity, weather, geotechnical conditions and interest rates. As a result, the actual operating surplus, capital expenditure and debt figures may differ from the current forecast. Government will continue to update the fiscal plan throughout the year in the second and third Quarterly Reports.

The potential fiscal impact from these risks is covered by the $350 million Contingencies vote and the $250 million forecast allowance.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Supplementary schedules

The following tables provide the financial results for the three months ended June 30, 2015 and the 2015/16 full-year forecast.

Table 1.5 2015/16 Operating Statement

	Year-to-Date to June 30				Full Year
	2015/16			Actual	2015/16			Actual
($ millions)	Budget	Actual	Variance	2014/15	Budget	Forecast	Variance	2014/15
Revenue	11,710	11,762	52	11,692	46,365	46,739	374	46,122
Expense	(11,503)	(11,283)	220	(10,665)	(45,831)	(46,212)	(381)	(44,439)
Surplus before forecast allowance	207	479	272	1,027	534	527	(7)	1,683
Forecast allowance	—	—	—	—	(250)	(250)	—	—
Surplus	207	479	272	1,027	284	277	(7)	1,683
Accumulated surplus beginning of the year	2,602	3,252	650	1,346	2,602	3,252	650	1,346
Accumulated surplus before comprehensive income	2,809	3,731	922	2,373	2,886	3,529	643	3,029
Accumulated other comprehensive income from self-supported Crown agencies	8	136	128	350	30	(383)	(413)	223
Accumulated surplus end of period	2,817	3,867	1,050	2,723	2,916	3,146	230	3,252

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Table 1.6 2015/16 Revenue by Source

	Year-to-Date to June 30				Full Year
	2015/16			Actual	2015/16			Actual
($ millions)	Budget	Actual	Variance	2014/15	Budget	Forecast	Variance	2014/15
Taxation
Personal income	1,981	1,981	—	1,852	7,948	8,194	246	8,076
Corporate income	1,278	1,281	3	1,173	2,630	2,758	128	2,635
Sales [1]	1,482	1,467	(15)	1,472	5,970	6,010	40	5,762
Fuel	225	235	10	216	934	934	—	932
Carbon	274	278	4	276	1,261	1,216	(45)	1,198
Tobacco	192	192	—	199	770	755	(15)	752
Property	554	552	(2)	530	2,225	2,211	(14)	2,154
Property transfer	264	371	107	270	928	1,128	200	1,065
Insurance premium	115	128	13	118	460	510	50	482
	6,365	6,485	120	6,106	23,126	23,716	590	23,056
Natural resources
Natural gas royalties	85	51	(34)	180	344	220	(124)	493
Forests	105	154	49	97	835	880	45	754
Other natural resource [2]	303	398	95	417	1,578	1,562	(16)	1,690
	493	603	110	694	2,757	2,662	(95)	2,937
Other revenue
Medical Services Plan premiums	594	598	4	559	2,399	2,399	—	2,254
Other fees [3]	649	698	49	651	3,235	3,334	99	3,171
Investment earnings	309	285	(24)	331	1,137	1,100	(37)	1,203
Miscellaneous [4]	797	808	11	598	3,161	3,049	(112)	2,804
	2,349	2,389	40	2,139	9,932	9,882	(50)	9,432
Contributions from the federal government
Health and social transfers	1,535	1,536	1	1,460	6,142	6,131	(11)	5,827
Other federal contributions [5]	368	294	(74)	333	1,504	1,523	19	1,499
	1,903	1,830	(73)	1,793	7,646	7,654	8	7,326
Commercial Crown corporation net income
BC Hydro	68	60	(8)	93	653	653	—	581
Liquor Distribution Branch	214	240	26	230	881	900	19	935
BC Lotteries (net of payments to the federal government)	290	322	32	314	1,206	1,206	—	1,245
ICBC [6]	39	(158)	(197)	338	210	109	(101)	657
Transportation Investment Corporation (Port Mann)	(25)	(20)	5	(20)	(101)	(101)	—	(89)
Other[7]	14	11	(3)	5	55	58	3	42
	600	455	(145)	960	2,904	2,825	(79)	3,371
Total revenue	11,710	11,762	52	11,692	46,365	46,739	374	46,122

1    Includes provincial sales tax and social services tax/hotel room tax related to prior years.

2    Columbia River Treaty, other energy and minerals, water rental and other resources.

3    Post-secondary, healthcare-related, motor vehicle, and other fees.

4    Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5        Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6    Amount represent ICBC’s earnings during government’s fiscal year.

7        Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Table 1.7 2015/16 Expense by Ministry, Program and Agency 1

	Year-to-Date to June 30				Full Year
	2015/16			Actual	2015/16			Actual
($ millions)	Budget	Actual	Variance	2014/15 [2]	Budget	Forecast	Variance	2014/15 [2]
Office of the Premier	2	2	—	2	9	9	—	8
Aboriginal Relations and Reconciliation	14	22	8	14	87	87	—	84
Advanced Education	468	475	7	480	1,961	1,961	—	2,007
Agriculture	29	19	(10)	26	80	80	—	78
Children and Family Development	328	337	9	322	1,379	1,379	—	1,338
Community, Sport and Cultural Development	145	151	6	142	228	228	—	222
Education	1,631	1,627	(4)	1,399	5,498	5,507	9	5,395
Energy and Mines	6	6	—	6	28	28	—	30
Environment	31	40	9	31	150	150	—	133
Finance	53	44	(9)	48	220	280	60	247
Forests, Lands and Natural Resource Operations	130	174	44	142	608	925	317	836
Health	4,254	4,186	(68)	4,046	17,444	17,444	—	16,934
International Trade	13	18	5	13	49	49	—	33
Jobs, Tourism and Skills Training	48	47	(1)	72	196	196	—	196
Justice	285	282	(3)	275	1,142	1,142	—	1,115
Natural Gas Development	145	109	(36)	100	444	444	—	401
Small Business and Red Tape Reduction	—	—	—	—	3	3	—	3
Social Development and Social Innovation	645	655	10	637	2,594	2,594	—	2,529
Technology, Innovation and Citizens’ Services	121	121	—	128	493	493	—	452
Transportation and Infrastructure	207	205	(2)	202	844	857	13	853
Total ministries and Office of the Premier	8,555	8,520	(35)	8,085	33,457	33,856	399	32,894
Management of public funds and debt	321	295	(26)	309	1,267	1,189	(78)	1,198
Contingencies	—	—	—	—	350	350	—	264
Funding for capital expenditures	108	78	(30)	70	1,001	945	(56)	860
Refundable tax credit transfers	243	243	—	194	975	1,040	65	864
Legislative and other appropriations	32	30	(2)	28	133	136	3	125
Subtotal	9,259	9,166	(93)	8,686	37,183	37,516	333	36,205
Elimination of transactions between appropriations [3]	(4)	(4)	—	(4)	(20)	(15)	5	(17)
Prior year liability adjustments	—	(3)	(3)	(3)	—	—	—	(130)
Consolidated revenue fund expense	9,255	9,159	(96)	8,679	37,163	37,501	338	36,058
Expenses recovered from external entities	604	592	(12)	551	2,675	2,637	(38)	2,668
Funding provided to service delivery agencies	(5,525)	(5,641)	(116)	(5,342)	(22,477)	(22,456)	21	(21,734)
Total direct program spending	4,334	4,110	(224)	3,888	17,361	17,682	321	16,992
Service delivery agency expense
School districts	1,708	1,753	45	1,454	5,786	5,783	(3)	5,339
Universities	990	955	(35)	959	4,252	4,275	23	4,119
Colleges and institutes	260	268	8	265	1,130	1,141	11	1,151
Health authorities and hospital societies	3,311	3,315	4	3,239	13,446	13,521	75	13,154
Other service delivery agencies	900	882	(18)	860	3,856	3,810	(46)	3,684
Total service delivery agency expense	7,169	7,173	4	6,777	28,470	28,530	60	27,447
Total expense	11,503	11,283	(220)	10,665	45,831	46,212	381	44,439

1    Reflects government’s re-organization effective July 30, 2015.

2    Restated to reflect government’s current accounting policies.

3       Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Table 1.8 2015/16 Expense By Function

	Year-to-Date to June 30				Full Year
	2015/16			Actual	2015/16			Actual
($ millions)	Budget	Actual	Variance	2014/15 [1]	Budget	Forecast	Variance	2014/15 [1]
Health:
Medical Services Plan	1,025	1,024	(1)	947	4,282	4,282	—	4,136
Pharmacare	247	273	26	271	1,144	1,144	—	1,120
Regional services	3,227	3,134	(93)	3,050	12,849	12,861	12	12,410
Other healthcare expenses [2]	181	175	(6)	162	786	791	5	704
	4,680	4,606	(74)	4,430	19,061	19,078	17	18,370
Education:
Elementary and secondary	1,923	1,863	(60)	1,550	6,259	6,258	(1)	6,064
Post-secondary	1,252	1,211	(41)	1,217	5,454	5,480	26	5,349
Other education expenses [3]	96	91	(5)	103	477	477	—	414
	3,271	3,165	(106)	2,870	12,190	12,215	25	11,827
Social services:
Social assistance [2,3]	416	405	(11)	425	1,605	1,605	—	1,589
Child welfare [2]	321	317	(4)	274	1,258	1,258	—	1,129
Low income tax credit transfers	61	61	—	62	245	245	—	248
Community living and other services	219	218	(1)	184	901	906	5	881
	1,017	1,001	(16)	945	4,009	4,014	5	3,847
Protection of persons and property	358	348	(10)	339	1,423	1,445	22	1,451
Transportation	401	380	(21)	372	1,713	1,706	(7)	1,608
Natural resources and economic development	417	462	45	405	1,867	2,233	366	2,191
Other	384	362	(22)	353	1,290	1,271	(19)	1,288
Contingencies	—	—	—	—	350	350	—	—
General government	346	335	(11)	325	1,280	1,366	86	1,359
Debt servicing	629	624	(5)	626	2,648	2,534	(114)	2,498
Total expense	11,503	11,283	(220)	10,665	45,831	46,212	381	44,439

1          Restated to reflect government’s current organization and accounting policies.

2          Payments for healthcare services by the Ministry of Social Development and Social Innovation and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

3          Payments for training costs by the Ministry of Social Development and Social Innovation made on behalf of its clients are reported in the Education function.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Table 1.9 2015/16 Capital Spending

	Year-to-Date to June 30				Full Year
	2015/16			Actual	2015/16			Actual
($ millions)	Budget	Actual	Variance	2014/15	Budget	Forecast	Variance	2014/15
Taxpayer-supported
Education
School districts	120	118	(2)	123	481	482	1	420
Post-secondary institutions	173	68	(105)	82	691	794	103	718
Health	246	125	(121)	113	983	1,092	109	900
BC Transportation Financing Authority	235	227	(8)	240	941	946	5	822
BC Transit	30	26	(4)	17	119	59	(60)	83
Government operating (ministries)	86	30	(56)	47	392	390	(2)	326
Other [1]	31	27	(4)	17	124	104	(20)	138
Total taxpayer-supported	921	621	(300)	639	3,731	3,867	136	3,407

Self-supported
BC Hydro	556	435	(121)	439	2,234	2,234	—	2,169
Columbia River power projects [2]	1	—	(1)	5	24	24	—	28
Transportation Investment Corporation (Port Mann)	10	7	(3)	33	16	35	19	76
BC Rail	—	—	—	1	5	5	—	5
ICBC	18	26	8	18	115	115	—	88
BC Lottery Corporation	23	8	(15)	13	90	90	—	69
Liquor Distribution Branch	7	2	(5)	3	34	34	—	25
Other [3]	—	—	—	—	—	—	—	28
Total self-supported	615	478	(137)	512	2,518	2,537	19	2,488
Total capital spending	1,536	1,099	(437)	1,151	6,249	6,404	155	5,895

1     Includes BC Housing Management Commission, Provincial Rental Housing Corporation and other service delivery agencies.

2     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3     Includes post-secondary institutions self-supported subsidiaries.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Table 1.10     Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2015 released on February 17, 2015.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun 30, 2015	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported
School districts
Centennial Secondary	2015	23	38	61	61	—	—	—
Oak Bay Secondary	2015	47	5	52	50	—	—	2
Kitsilano Secondary	2015	29	35	64	60	—	—	4
Belmont Secondary	2015	38	18	56	30	—	—	26
Clayton North Secondary	2017	2	53	55	45	—	—	10
Seismic mitigation program	2023	36	1,264	1,300	1,300	—	—	—
Total school districts		175	1,413	1,588	1,546	—	—	42
Post-secondary institutions
Emily Carr University of Art and Design — Campus redevelopment at Great Northern Way
– Direct procurement	2017	11	52	63	42	—	—	21
– P3 contract	2017	7	53	60	—	60	—	—
Total post secondary institutions		18	105	123	42	60	—	21
Health facilities
Northern Cancer Control Strategy [2]
– Direct procurement	2014	29	1	30	27	—	—	3
– P3 contract	2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health) [2] Redevelopment	2014	47	15	62	38	—	—	24
Lakes District Hospital	2015	48	7	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2016	21	29	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2016	138	56	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital	2016	20	60	80	47	—	—	33
North Island Hospitals
– Direct procurement	2017	20	106	126	73	—	—	53
– P3 contract	2017	140	340	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2017	119	129	248	213	—	—	35
– P3 contract	2015	122	11	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre	2017	17	65	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	78	231	309	177	—	—	132
– P3 contract	2017	95	274	369	168	187	—	14
Penticton Regional Hospital — Patient Care Tower	2019	2	323	325	168	—	—	157
Clinical and systems transformation	2023	131	349	480	480	—	—	—
Total health facilities		1,416	1,996	3,412	1,956	694	—	762
Transportation
Evergreen Line Rapid Transit
– Direct procurement	2016	279	256	535	320	—	74	141
– P3 contract	2016	711	185	896	—	266	350	280
Highway 1 — Admirals Road/McKenzie Avenue
Interchange	2019	—	85	85	52	—	33	—
Total transportation		990	526	1,516	372	266	457	421

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1 (continued )

Note: Information in bold type denotes changes from Budget 2015 released on February 17, 2015.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun 30, 2015	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2016	13	12	25	23	—	2	—
– P3 contract	2016	91	27	118	—	91	27	—
Okanagan Correctional Centre
– Direct procurement	2016	47	44	91	91	—	—	—
– P3 contract	2016	56	73	129	8	121	—	—
Total other		207	156	363	122	212	29	—
Total taxpayer-supported		2,806	4,196	7,002	4,038	1,232	486	1,246
	Self-supported
Transportation
Port Mann Bridge / Highway 1	2017	3,282	37	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro
– Vancouver City Central transmission [2]	2014	172	—	172	172	—	—	—
– Mica SF6 gas insulated switchgear replacement [2]	2014	179	20	199	199	—	—	—
– Northwest transmission line [2]	2014	686	30	716	329	—	130	257
– Iskut extension project [2]	2014	165	4	169	110	—	—	59
– Merritt area transmission	2015	47	18	65	65	—	—	—
– Smart metering and infrastructure program	2015	737	193	930	930	—	—	—
– Interior to Lower Mainland transmission line	2015	655	70	725	725	—	—	—
– GM Shrum units 1 to 5 turbine replacement	2015	159	113	272	272	—	—	—
– Surrey area substation project	2015	56	38	94	94	—	—	—
– Hugh Keenleyside spillway gate reliability upgrade	2015	96	27	123	123	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project	2015	529	185	714	714	—	—	—
– Long Beach area reinforcement	2015	32	24	56	56	—	—	—
– Dawson Creek/Chetwynd area transmission	2016	246	50	296	296	—	—	—
– Big Bend substation	2017	21	35	56	56	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	333	415	748	748	—	—	—
– John Hart generating station replacement	2019	321	772	1,093	1,093	—	—	—
– Cheakamus Unit 1 and Unit 2 generator replacement	2019	5	69	74	74	—	—	—
– Peace River Site C clean energy project	2024	468	8,307	8,775	8,775	—	—	—
Columbia River power projects
– Waneta Dam power expansion [2,3]	2015	322	28	350	350	—	—	—
Total power generation and transmission		5,229	10,398	15,627	15,181	—	130	316
Other
British Columbia Lottery Corporation
– Gaming management system [2]	2015	93	1	94	94	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	2016	248	23	271	271	—	—	—
Total other		341	24	365	365	—	—	—
Total self-supported		8,852	10,459	19,311	18,865	—	130	316
Total $50 million projects		11,658	14,655	26,313	22,903	1,232	616	1,562

1           Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2           Assets have been put into service and only trailing costs remain.

3           Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Table 1.11 2015/16 Provincial Debt 1

	Year-to-Date to June 30				Full Year
	2015/16			Actual	2015/16			Actual
($ millions)	Budget	Actual	Variance	2014/15	Budget	Forecast	Variance	2014/15
Taxpayer-supported debt
Provincial government operating	9,375	8,225	(1,150)	9,287	8,420	7,675	(745)	9,280
Other taxpayer-supported debt (mainly capital)
Education [2]
Post-secondary institutions [3]	4,566	4,521	(45)	4,395	4,686	4,717	31	4,518
School districts	7,697	7,658	(39)	7,285	7,956	7,947	(9)	7,600
	12,263	12,179	(84)	11,680	12,642	12,664	22	12,118
Health [2,4]	6,667	6,593	(74)	6,079	7,036	7,007	(29)	6,522
Highways and public transit
BC Transit	134	116	(18)	137	168	159	(9)	123
BC Transportation Financing Authority [5]	8,711	8,523	(188)	7,926	9,312	9,309	(3)	8,428
Public transit	1,000	1,000	—	1,000	1,000	1,000	—	1,000
SkyTrain extension	1,174	1,174	—	1,174	1,174	1,174	—	1,174
	11,019	10,813	(206)	10,237	11,654	11,642	(12)	10,725
Other
BC Immigrant Investment Fund	402	387	(15)	447	311	300	(11)	414
BC Pavilion Corporation	382	380	(2)	382	387	381	(6)	381
Provincial government general capital	1,806	1,727	(79)	1,409	1,995	1,950	(45)	1,698
Social housing [6]	766	684	(82)	699	706	680	(26)	715
Other[7]	31	35	4	41	31	26	(5)	27
	3,387	3,213	(174)	2,978	3,430	3,337	(93)	3,235
Total other taxpayer-supported	33,336	32,798	(538)	30,974	34,762	34,650	(112)	32,600
Total taxpayer-supported debt	42,711	41,023	(1,688)	40,261	43,182	42,325	(857)	41,880
Self-supported debt
Commercial Crown corporations
BC Hydro	17,147	17,163	16	15,939	18,013	17,655	(358)	16,544
BC Lotteries	155	150	(5)	140	155	140	(15)	140
Columbia Power Corporation	300	295	(5)	300	293	296	3	300
Columbia River power projects [8]	464	464	—	467	457	457	—	464
Post-secondary institutions’ Subsidiaries	198	222	24	198	198	222	24	222
Transportation Investment Corporation (Port Mann)	3,340	3,378	38	3,273	3,371	3,385	14	3,335
Other	41	35	(6)	33	41	34	(7)	35
	21,645	21,707	62	20,350	22,528	22,189	(339)	21,040
Warehouse borrowing program	—	—	—	—	—	—	—	—
Total self-supported debt	21,645	21,707	62	20,350	22,528	22,189	(339)	21,040
Forecast allowance	—	—	—	—	250	250	—	—
Total provincial debt	64,356	62,730	(1,626)	60,611	65,960	64,764	(1,196)	62,920

1       Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

2      Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

3      Post-secondary instituitions’ debt includes public-private partnership obligations of $nil for the three months ended June 30, 2014, $8 million for the three months ended June 30, 2015, $7 million for fiscal 2014/15 and $38 million for fiscal 2015/16.

4      Health facilities’ debt includes public-private partnership obligations of $1,170 million for the three months ended June 30, 2014, $1,298 million for the three months ended June 30, 2015, $1,272 million for fiscal 2014/15 and $1,433 million for fiscal 2015/16.

5      BC Transportation Financing Authority debt includes public-private partnership obligations of $1,056 million for the three months ended June 30, 2014, $1,139 million for the three months ended June 30, 2015, $1,130 million for fiscal 2014/15 and $1,165 million for fiscal 2015/16.

6      Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation. Social housing debt includes public-private partnership obligations of $55 million for the three months ended June 30, 2014, $74 million for the three months ended June 30, 2015, $66 million for fiscal 2014/15 and $100 million for fiscal 2015/16.

7      Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

8      Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

First Quarterly Report 2015/16

Updated 2015/16 Financial Forecast

Table 1.12     2015/16 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	June 30,	March 31,
($ millions)	2015	2015	2016
Financial assets
Cash and temporary investments	3,676	2,502	2,179
Other financial assets	9,136	9,203	9,208
Sinking funds	977	965	975
Investments in commercial Crown corporations:
Retained earnings	8,271	8,077	7,980
Recoverable capital loans	20,317	20,984	21,474
	28,588	29,061	29,454
	42,377	41,731	41,816
Liabilities
Accounts payable and accrued liabilities	8,312	7,497	8,142
Deferred revenue	9,809	9,758	9,478
Debt:
Taxpayer-supported debt	41,880	41,023	42,325
Self-supported debt	21,040	21,707	22,189
Forecast allowance	—	—	250
Total provincial debt	62,920	62,730	64,764
Add: debt offset by sinking funds	977	965	975
Less: guarantees and non-guaranteed debt	(739)	(738)	(722)
Financial statement debt	63,158	62,957	65,017
	81,279	80,212	82,637
Net liabilities	(38,902)	(38,481)	(40,821)
Capital and other non-financial assets
Tangible capital assets	39,028	39,087	40,773
Other non-financial assets	3,126	3,100	3,194
	42,154	42,187	43,967
Accumulated surplus	3,252	3,706	3,146

Changes in Financial Position

	Year-to-Date	Forecast
	June 30,	March 31,
($ millions)	2015	2016

(Surplus) deficit for the period	(479)	(277)
Comprehensive income (increase) decrease	25	383
(Increase) decrease in accumulated surplus	(454)	106
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments	621	3,867
Less: amortization and other accounting changes	(562)	(2,122)
Change in net capital assets	59	1,745
Increase (decrease) in other non-financial assets	(26)	68
	33	1,813
Increase (decrease) in net liabilities	(421)	1,919
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(1,174)	(1,497)
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(194)	(291)
Self-supported capital investments	478	2,537
Less: loan repayments and other accounting changes	189	(1,380)
	473	866
Other working capital changes	921	571
	220	(60)
Increase (decrease) in financial statement debt	(201)	1,859
(Increase) decrease in sinking fund debt	12	2
Increase (decrease) in guarantees and non-guaranteed debt	(1)	(17)
Increase (decrease) in total provincial debt	(190)	1,844

First Quarterly Report 2015/16

PART TWO — ECONOMIC REVIEW AND OUTLOOK 1

Summary

The Ministry of Finance forecasts BC’s real GDP to grow by 2.0 per cent in 2015, 2.4 per cent in 2016 and 2.3 per cent per year in the medium-term. These projections are prudent relative to the current private sector outlook for BC.

The Ministry’s outlook for BC’s real GDP growth in 2015 is 0.2 percentage points lower than the current average of six private sector forecasters (a subset of the Economic Forecast Council). For 2016, the Ministry’s forecast is 0.3 percentage points below the private sector. This level of prudence acknowledges the downside risks to the forecast for both years.

Chart 2.1 Ministry’s outlook for BC prudent compared to private sector

Downside risks to BC’s economic outlook include the potential for a slowdown in domestic and US activity, ongoing fragility in Europe, and slower than anticipated Asian demand, particularly in China. Additional risks include a fluctuating Canadian dollar and weak inflation.

British Columbia economic activity and outlook

The Ministry’s forecast for BC’s real GDP growth of 2.0 per cent in 2015 is slightly lower than the 2.3 per cent projected in Budget 2015, as year-to-date data for BC employment and exports are somewhat softer than expected earlier this year. However, many indicators of BC’s economic performance so far in 2015 show stable domestic activity relative to the same period of 2014 (see Table 2.1), and retail sales and housing starts are performing better than expected in Budget 2015. While private sector forecasters have also lowered their expectations for BC this year, they still expect BC economic growth to rank among the top provinces in 2015.

1  Reflects information available as of August 28, 2015, unless otherwise indicated.

First Quarterly Report 2015/16

Economic Review and Outlook

Table 2.1    British Columbia Economic Indicators

			Year-to-Date
	Jan. to Mar. 2015	Apr. to Jun. 2015	Jan. to Jun. 2015
	change from	change from	change from
All data seasonally adjusted	Oct. to Dec. 2014	Jan. to Mar. 2015	Jan. to Jun. 2014
		Per cent change
Employment	+0.3	-0.1	+0.4
Manufacturing shipments	+0.5	-2.0	+4.5
Exports	+1.7	+1.7	+0.6
Retail sales	+2.0	+2.1	+7.6
Housing starts	+0.5	+16.5	+14.5
Non-residential building permits	-38.6	+13.4	+8.7

The Ministry’s forecast of 2.4 per cent growth in 2016 is unchanged from the projection that was presented in Budget 2015, and remains prudent versus the private sector in recognition of the potential downside risks to the economic forecast.

Labour market

Employment activity in BC has been modest during the first seven months of 2015, as year-to-date data shows a 0.5 per cent increase relative to the same period last year. This increase translates into about 11,600 more jobs, with a gain of 39,600 jobs in full-time employment offsetting a loss of around 28,000 part-time jobs.

Chart 2.2 BC employment

Major year-to-date employment gains in 2015 were observed in manufacturing (+10,557 jobs) and transportation and warehousing (+10,329 jobs). Improvements in these industries helped to offset job losses in retail and wholesale trade (-9,686 jobs) and finance, insurance, real estate and leasing (-7,171 jobs) compared to the January to July period of 2014.

BC’s monthly unemployment rate averaged 5.9 per cent year-to-date to July, 0.3 percentage points below its average during the same period of 2014. Meanwhile, the size of BC’s labour force increased 0.3 per cent on a year-to-date basis.

First Quarterly Report 2015/16

Economic Review and Outlook

Outlook

The Ministry forecasts employment in BC to increase by 0.6 per cent in 2015, or approximately 12,800 jobs. This pace of employment growth is projected to improve next year, with an expected increase of 1.0 per cent, or about 23,800 jobs. In the medium-term, employment is forecast to rise by 1.2 per cent each year from 2017 to 2019. The province’s unemployment rate is expected to reach 6.0 per cent this year, down slightly from 6.1 per cent recorded in 2014. The unemployment rate is forecast to average 6.1 per cent in 2016 and average about 6.3 per cent in the 2017 to 2019 period, as increases to BC’s labour force slightly outpace employment gains.

Consumer spending and housing

Retail sales advanced 7.6 per cent year-to-date to June 2015, boosted by notable gains at food and beverage stores, motor vehicle and parts dealers and building material and garden equipment and supplies stores. These increases worked to offset a sharp decline in sales at gasoline stations due to lower prices relative to the same period last year. In addition to domestic demand, supported by stronger interprovincial migration and low interest rates, the low Canadian dollar is also lifting sales through increased tourism.

Chart 2.3 BC retail sales

Following an annual gain of 4.8 per cent in 2014, BC housing starts continued to rise through the first seven months of 2015. Year-to-date to July, housing starts averaged about 31,800 annualized units, an increase of 17.7 per cent over the same period in 2014. The increase reflects solid growth in both the multiple-family and single-family components.

Residential building permits (a leading indicator of new housing activity) climbed 33.6 per cent year-to-date to June compared to the same period of 2014. Meanwhile, the value of non-residential building permits increased by 8.7 per cent compared to the first half of last year. Notable gains were observed in the commercial and industrial categories, while institutional and government permits rose at a more moderate pace during this period.

First Quarterly Report 2015/16

Economic Review and Outlook

Chart 2.4 BC housing starts

Like new home construction, home sales in BC have benefitted from a low interest rate environment. After rising 15.2 per cent in 2014, BC home sales jumped 21.4 per cent year-to-date to July compared to the same period of 2014. This increase reflects a large monthly gain observed in February 2015. More recently, however, sales activity has moderated and home sales declined 0.2 per cent in July compared to the previous month. Meanwhile, shrinking inventory of homes for sale is putting upward pressure on prices. The average home price during the first seven months of 2015 was around $619,700, an increase of 10.4 per cent year-to-date to July.

Outlook

The Ministry forecasts real household consumption of goods and services to increase by 3.7 per cent in 2015, matching the estimated pace of growth observed in 2014. Real consumer spending is projected to increase by 2.7 per cent in 2016 and by about 2.5 per cent each year over the medium-term.

In current dollars, retail sales are expected to rise by 5.1 per cent this year, after a 5.6 per cent increase in 2014. The strong pace of retail sales growth observed so far in 2015 is expected to moderate in the coming months, given BC’s current labour market conditions. Retail sales are forecast to grow by 3.8 per cent in 2016 and average 3.6 per cent growth over the medium-term.

The Ministry forecasts housing starts to total 29,000 units in 2015 and around 27,800 units in 2016. Looking further ahead, residential construction activity is expected to average around 27,100 units per year from 2017 to 2019. The outlook for housing starts is roughly in line with the average rate of construction observed over the past couple of decades.

Business and government

Real business investment (including residential) is estimated to have grown by 2.4 per cent in 2014, following a decline of 0.5 per cent in 2013. The improvement in estimated investment last year is attributable to steady increases in the residential construction, machinery and equipment and non-residential construction components, as well as a strong gain in residential construction.

First Quarterly Report 2015/16

Economic Review and Outlook

Total real dollar expenditures in BC by federal, provincial and municipal governments are estimated to have increased by 0.9 per cent in 2014. This follows government spending growth of 0.6 per cent in 2013.

Outlook

Real business investment (including residential) is forecast to rise by 3.0 per cent in 2015, led by investment gains in residential construction and supported by investment increases in non-residential construction and machinery and equipment. For 2016 onwards, total business investment is projected to grow by an average of 3.4 per cent annually through 2019.

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services in BC is forecast to increase by 1.9 per cent in 2015. Government spending is then projected to rise by 1.0 per cent in 2016 followed by annual growth of about 0.9 per cent on average in the medium-term.

The Ministry projects net operating surplus (an approximation of corporate profits) to decline by 1.8 per cent in 2015, following an estimated gain of 5.9 per cent in 2014. Net operating surplus is then forecast to advance by 5.7 per cent in 2016 and average about 5.5 per cent growth per year from 2017 to 2019.

External trade and commodity markets

BC’s merchandise exports have moderated in recent months following two consecutive years of solid gains. Year-to-date to June 2015, the value of BC international merchandise exports rose 0.6 per cent compared to the same period of 2014. This moderation primarily reflects lower prices for metals, minerals and energy products alongside less global demand. During this period, gains in exports of forestry products and building and packaging materials (+5.9 per cent), farm, fishing and intermediate food products (+33.3 per cent) as well as consumer goods (+18.4 per cent) offset a significant decline in exports of BC’s energy products (-23.6 per cent) and metal ores and non-metallic minerals (-7.8 per cent).

Chart 2.5 BC exports

First Quarterly Report 2015/16

Economic Review and Outlook

Shipments of manufactured goods from BC improved through the first six months of 2015, up 4.5 per cent compared to the same period of the previous year. Relatively broad-based gains were observed during this period, led by food (+16.2 per cent), transportation equipment (+12.2 per cent) and wood product manufacturing (+2.6 per cent). At the same time, year-to-date declines occurred in electrical equipment, appliance and components manufacturing (-7.5 per cent), fabricated metal products (-1.0 per cent) and paper products (-0.1 per cent).

Prices for most metals and minerals fell during the first seven months of 2015 relative to the same period last year, primarily due to softer demand in China. Year-to-date to July, significant declines occurred in prices for gold (-7.7 per cent), silver (-19.2 per cent), copper (-16.1 per cent), lead (-12.1 per cent), nickel (-21.2 per cent), and molybdenum (-35.4 per cent). In contrast, the average price for zinc rose by 1.0 per cent during this period.

After beginning 2015 at $332 US/000 board feet in January, the monthly price of SPF lumber fell steadily over four consecutive months before recovering somewhat to average $301 US/000 board feet in July. Year-to-date to July, the price of lumber averaged $294 US/000 board feet — a decline of 17.2 per cent compared to the first seven months of 2014.

The price of pulp edged lower through the first five months of 2015, before stabilizing at $850 US per tonne in May. Year-to-date to July, the price of pulp averaged $867 US per tonne, down 5.8 per cent compared to the same period of 2014.

Oil prices dropped more than 50 per cent from mid-June 2014 through early 2015 and have fluctuated around historically low levels in recent months as a global glut of oil supply continues to outweigh slowing demand. The daily West Texas Intermediate (WTI) oil price averaged just $52.89 US per barrel year-to-date to July, down from $101.43 US per barrel during the same period of 2014. Meanwhile, the price of natural gas has declined since early 2015. The Plant Inlet price averaged $1.46 C/GJ year-to-date to July - down significantly from the $3.57 C/GJ observed during the same period a year ago.

Outlook

Given less global demand, real exports of goods and services are forecast to decline by 0.7 per cent in 2015, following an estimated annual gain of 2.3 per cent in 2014. The pace of real export growth is projected to pick up in 2016, alongside gradual improvements in the global economy, to reach 2.8 per cent growth. Over the medium-term, real exports are forecast to average around 2.9 per cent growth annually.

Commodity prices may be volatile in the near-term due to ongoing global economic uncertainty, the potential for further slowing of the Chinese economy, and fluctuations in petroleum markets.

The price of Western spruce-pine-fir (SPF) lumber is forecast to average $300 US/000 board feet this year — down from the $353 US/000 board feet recorded in 2014. Lumber prices are anticipated to improve to $321 US/000 board feet in 2016 and then increase to average $325 US/000 board feet through the medium-term.

The price of natural gas is expected drop to $1.69 C/GJ this fiscal year and then rise gradually over the rest of the forecast horizon to reach $2.46 C/GJ in 2017/18.

First Quarterly Report 2015/16

Economic Review and Outlook

Demographics

BC’s population grew 1.1 per cent in the January to March quarter of 2015 compared to the same period of 2014. During this quarter, BC saw a net inflow of 6,121 people, as the province welcomed 2,315 people from other countries and 3,806 people from other provinces.

Outlook

The forecast calls for BC’s July 1st population to increase by 1.2 per cent in both 2015 and 2016, to reach a total of 4.69 million people and 4.74 million people, respectively. Over the medium-term, the province’s population growth is projected to average 1.3 per cent per year from 2017 to 2019.

Total net migration is forecast to expand in 2015 to reach a net inflow of about 45,200 persons. Net entry of about 12,500 people from other provinces is forecast in 2015, along with an anticipated net gain of about 32,700 people from other countries. In 2016, the Ministry forecasts a total net inflow of around 47,100 individuals, followed by net inflows of about 52,000 people per year on average over the medium-term.

Inflation

Since mid-2014, the underlying pace of inflation has moderated, weighed down primarily by weaker prices for gasoline and natural gas. Consumer prices in BC rose 0.8 per cent year-to-date to July 2015 (compared to the first seven months of 2014) reflecting moderate price increases for semi-durables and services, while prices for durable and non-durable goods remained relatively flat. Higher prices for clothing and footwear boosted the overall rise in the semi-durable component. At the same time, higher prices for non-durable items such as food worked to offset significant declines in gasoline and natural gas prices during this period. The aggregate price for durable goods was up slightly compared to the first seven months of 2014, partially due to higher vehicle costs. Meanwhile, price increases for services were broad-based, including categories such as water, property taxes, home and mortgage insurance as well as food purchased from restaurants.

Outlook

The lower price of fuel continues to dampen inflation. As such, BC’s consumer price inflation is forecast to be 1.1 per cent in 2015 and 1.9 per cent in 2016. In the medium-term, inflation is expected to average 2.0 per cent per year. By comparison, the Canadian rate of inflation is assumed to be 1.2 per cent in 2015 and then increase to 2.0 per cent annually from 2016 to 2019 (in line with the Bank of Canada’s inflation target).

First Quarterly Report 2015/16

Economic Review and Outlook

Risks to the economic outlook

Risks to the BC economic outlook continue to be weighted to the downside. The main risks to the current outlook include the following:

•             potential for a slowdown in domestic economic activity, such as modest employment growth;

•             renewed weakness in the US economic recovery, particularly as interest rates increase;

•             fragility in Europe as governments and the financial system deal with elevated sovereign debt alongside a weak economic recovery;

•             slower than anticipated economic activity in Asia, particularly in China, resulting in weaker demand for BC’s exports and downward pressure on global commodity prices;

•             weaker than expected inflation; and

•             exchange rate volatility.

External outlook

United States

US real GDP grew by an annualized 3.7 per cent in the April to June quarter of 2015, following a slow start to the year with 0.6 per cent growth recorded in the January to March quarter (largely due to another severe winter, disruptions at West Coast ports and the impact of a stronger US dollar on exports). The increase in real GDP in the second quarter reflected broad-based gains, supported by consumer spending, state and local government spending, exports and non-residential investment. The US Bureau of Economic Analysis also released revisions to real GDP data for the last four years, lowering average annual growth for the 2011 to 2014 period to 2.0 per cent, down from the previous estimate of 2.3 per cent growth.

Chart 2.6 US economic growth

First Quarterly Report 2015/16

Economic Review and Outlook

US employment continued to rise through the first seven months of 2015, with about 211,300 jobs created on average each month, resulting in a 2.2 per cent increase year-to-date to July. After beginning the year at 5.7 per cent in January, the US unemployment rate gradually decreased to 5.3 per cent in July, alongside falling labour force participation. The labour force participation rate was 62.6 per cent in July, holding steady at the lowest monthly participation rate since 1977. Furthermore, wage growth has been marginal in recent months, an indication of ongoing slack in the US economy.

Chart 2.7 US employment

The American housing market continued to gradually improve through the first seven months of 2015. Following an 8.5 per cent annual gain last year, US housing starts averaged 1,087,000 annualized units year-to-date to July 2015. This represents an 11.1 per cent increase in residential construction compared to the same period last year, but is still below the historical average pace of about 1.5 million annualized starts.

Chart 2.8 US housing starts

First Quarterly Report 2015/16

Economic Review and Outlook

US home sales have experienced uneven gains so far this year. New home sales averaged around 509,700 annualized units year-to-date to July, up 20.9 per cent over the first seven months of last year. Existing home sales averaged 5.2 million annualized units year-to-date to July, up 7.8 per cent compared to the same period of 2014. Meanwhile, national home prices are 13.4 per cent below their pre-recession peak and about 10.2 per cent of all American mortgages had negative equity (where the home value is lower than the mortgage amount owing) as of the first quarter of 2015. Despite a highly accommodative interest rate environment, the US housing market has not fully recovered. Furthermore, housing market activity may face downward pressure when interest rates rise.

US retail sales increased by 2.2 per cent year-to-date to July compared to the same period last year. Confidence among American consumers has been uneven so far this year. Most recently the Conference Board’s index of consumer confidence rebounded in August to reach 101.5, up from an eight-month low of 91.0 recorded in July.

Outlook

Consensus Economics forecasters have downgraded their average US economic growth forecast for 2015 since Budget 2015. The August Consensus survey projects growth of 2.3 per cent for 2015, down from the 3.2 per cent growth expected in January. Consensus analysts cited weaker-than-expected economic activity in the first quarter of the year and noted reduced investment (particularly in the energy sector). The August Consensus forecasts US real GDP growth to be 2.7 per cent in 2016, down slightly from the January projection of 2.8 per cent growth.

Chart 2.9 Consensus outlook for the US in 2015

The chart above represents forecasts for real GDP growth in 2015 as polled on specific dates. For example, forecasters surveyed on January 13, 2014 had an average 2015 US growth forecast of 3.0 per cent, while on August 10, 2015 they forecast 2015 US growth at 2.3 per cent.

First Quarterly Report 2015/16

Economic Review and Outlook

In acknowledgement of downside risks, the Ministry’s growth assumptions are lower than the August Consensus, with the Ministry assuming that the US economy will expand by 2.1 per cent in 2015. The Ministry expects US real GDP to steadily increase by 2.5 per cent annually in the 2016 to 2019 period.

Table 2.2 US real GDP forecast: Consensus vs Ministry of Finance

	2015	2016
	Per cent change in real GDP
Ministry of Finance	2.1	2.5
Consensus Economics (August 2015)	2.3	2.7

Canada

Weaker commodity prices have taken a toll on Canada’s economy so far in 2015. Following annualized growth of 2.2 per cent in the fourth quarter of 2014, Canadian real GDP contracted by an annualized 0.6 per cent in the January to March quarter of 2015 — the weakest quarterly performance since mid-2009. The decline was attributable to a reduction in business investment and private consumption of goods. Exports also negatively impacted growth, falling for a second consecutive quarter. Further, a significant amount of economic production in the first quarter went into the accumulation of inventories, which suggests a downside risk that future investment may be pulled back if businesses are unable to sell excess stock.

Domestic economic activity has been mixed so far this year. The labour market has been relatively weak across Canada so far this year with Canadian employment increasing by a modest 0.9 per cent (or 152,100 jobs) year-to-date to July compared to the same period a year ago. After beginning the year at 6.6 per cent in January, the national unemployment rate ticked up to 6.8 per cent, where it has remained for six consecutive months. On a year-to-date basis, the national unemployment rate is down from the 7.0 per cent average observed during the same period in 2014. Retail sales grew by 2.2 per cent year-to-date to June compared to the first six months of last year. Meanwhile, national housing starts declined by 1.7 per cent year-to-date to July to average around 185,300 annualized units. Home sales increased by 5.4 per cent during the same period (despite two consecutive monthly declines in June and July) and the average home price rose 7.9 per cent.

Softer global demand and weak commodity prices during the first half of 2015 led to a 2.6 per cent decline in the value of Canadian merchandise exports compared to the same period in 2014. A sharp decline in the value of energy product exports (-29.2 per cent) more than offset otherwise broad-based gains across export categories year-to-date to June. In addition, shipments of Canadian manufactured goods fell 1.5 per cent year-to-date to June compared to the same period of last year.

First Quarterly Report 2015/16

Economic Review and Outlook

Outlook

Since Budget 2015, private sector economists have significantly lowered their forecast for the Canadian economy in 2015, citing marked weakness in industry and scaled-back investment in the energy sector. The August Consensus expects Canada’s real GDP to grow by just 1.1 per cent in 2015, down from 2.3 per cent expected in January. For 2016, the Consensus is calling for 2.1 per cent growth, down 0.1 percentage points from the January publication.

Chart 2.10 Consensus outlook for Canada in 2015

The chart above represents forecasts for real GDP growth in 2015 as polled on specific dates. For example, forecasters surveyed on January 13, 2014 had an average 2015 Canadian real GDP growth forecast of 2.5 per cent, while on August 10, 2015 they forecast 2015 Canadian real GDP to grow by 1.1 per cent.

Acknowledging the potential for renewed weakness in the US and across global economies, as well as potential for softer domestic activity, the Ministry assumes that the Canadian economy will grow by 0.9 per cent in 2015, followed by a 1.8 per cent expansion in 2016. Looking further ahead, Canadian real GDP is forecast to grow by an average of 2.2 per cent annually over the medium-term.

Table 2.3 Canadian real GDP forecast: Consensus vs Ministry of Finance

	2015	2016
	Per cent change in real GDP
Ministry of Finance	0.9	1.8
Consensus Economics (August 2015)	1.1	2.1

Europe

The euro zone economy advanced at a modest pace through the first half of 2015. After growing by an annualized 1.5 per cent in the January to March period, euro zone real GDP rose by 1.3 per cent in the second quarter of 2015. The region’s unemployment rate sat at 11.1 per cent in July, unchanged since April 2015. Further, euro zone youth unemployment remains elevated, fluctuating around 22 per cent for the first half of the year. Industrial production in the region has weakened, posting monthly declines in three of the last four months. Furthermore, in July the European Central Bank (ECB) cautioned that volatility in Chinese markets may have a larger-than-expected adverse impact on the euro zone’s fragile economy.

First Quarterly Report 2015/16

Economic Review and Outlook

The ECB is expected to continue its quantitative easing program, which was introduced in January 2015 and includes the purchase of 60 billion euros worth of European assets each month, until at least September 2016. In addition, the euro benchmark interest rate will likely remain at current low levels for an extended period of time given that European inflation remains well below the central bank’s target. Furthermore, fundamental challenges to the euro zone economy remain and uncertainty over financial stability in Greece continues to weigh on the outlook.

Outlook

Private sector forecasters continue to project modest growth in the euro zone in 2015, supported by stable economic activity in core countries such as Germany and Spain. The August 2015 Consensus projects euro zone real GDP to grow by 1.5 per cent this year and 1.8 per cent the following year. While the outlook for 2015 is higher than expected in January, Consensus analysts have identified mixed data, uncertainty over demand from China, and concerns about Greece as reasons for the relatively muted growth outlook for this year. In light of the downside risks and uncertainty surrounding the euro zone outlook, the Ministry assumes euro zone real GDP growth of 1.1 per cent in 2015, followed by 1.2 per cent growth in 2016.

Chart 2.11 Consensus outlook for the euro zone in 2015

The chart above represents forecasts for real GDP growth in 2015 as polled on specific dates. For example, forecasters surveyed on January 13, 2014 had an average 2015 euro zone growth forecast of 1.4 per cent, while on August 10, 2015 they forecast euro zone growth of 1.5 per cent in 2015.

China

The Chinese economy has been gradually decelerating since reaching a post-recession peak of 11.9 per cent in early 2010. So far this year, China’s economy expanded by 7.0 per cent in both the first and second quarters of 2015, consistent with the government’s target for annual growth. However, in recent months, many of China’s key economic indicators have weakened including industrial production, fixed asset investments and exports. Meanwhile, inflation has been slow in China, increasing 1.6 per cent (year-over-year) in July and is well below the government’s target of around 3.0 per cent. Chinese authorities have responded to the slowdown in economic growth (and to some extent recent stock market volatility) by introducing several policy measures. For example, various infrastructure spending programs have been initiated and interest rates have been reduced

First Quarterly Report 2015/16

Economic Review and Outlook

five times since November 2014 (with the latest decrease announced in August 2015). Meanwhile, the central bank recently changed its exchange rate guidance, which resulted in a depreciation of the renminbi.

Outlook

The slowing trend in China’s economy is projected to continue. The August Consensus forecasts China’s real GDP to expand by 6.9 per cent in 2015 and 6.7 per cent in 2016. With greater potential for further slowing of the Chinese economy, the Ministry assumes that China’s real GDP will expand by 6.7 per cent in 2015 and by 6.4 per cent in 2016.

Financial markets

Interest rates

On July 15, 2015, the Bank of Canada lowered its target for the overnight rate to 0.50 per cent from 0.75 per cent after a similar reduction in January. Lower investment spending plans by oil producers, lower exports to China and faltering non-resource exports influenced the latest decision. The Bank stated that Canadian real GDP was projected to have contracted modestly in the first half of the year, resulting in higher excess capacity and additional downward pressure on inflation. The Bank of Canada now expects inflation to remain below 2.0 per cent until early 2016, reflecting weak year-over-year gasoline price inflation.

Chart 2.12 Interest rate forecasts

The US Federal Reserve (Fed) has held its intended federal funds rate in the 0.00 to 0.25 per cent range since December 2008. At its July 2015 meeting, the Fed noted strengthening labour market conditions, moderate growth in household spending and improvement in the housing sector, however, the Fed cautioned that inflation continues to run below target (partly reflecting energy price declines) and business fixed investment and net exports have been soft. As such, the Fed anticipates that it will increase the target for the federal funds rate when it sees further improvement in the labour market and expects that inflation will move to its 2.0 per cent objective over the medium-term.

First Quarterly Report 2015/16

Economic Review and Outlook

Outlook

The Ministry assumes that the Bank of Canada’s overnight target rate will average 0.7 per cent in 2015 and 2016. These assumptions are based on the average of six private sector forecasts as of July 20, 2015. The same six private sector forecasters anticipate that the fed funds rate will remain in the 0.00 to 0.25 per cent range until the July to September quarter of 2015. They forecast the fed funds rate to average 0.3 per cent in 2015 and 1.1 per cent in 2016.

Canadian three-month Treasury bill interest rates are expected to average 0.6 per cent in 2015 and 0.7 per cent in 2016, according to the same six private sector forecasters. Meanwhile, ten-year Government of Canada bond rates are pegged at 1.7 per cent in 2015 and 2.3 per cent in 2016 on average.

Table 2.4 Private sector Canadian interest rate forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2015	2016	2015	2016
IHS Global Insight	0.6	0.9	1.7	2.5
CIBC	0.5	0.6	1.6	2.2
Bank of Montreal	0.5	0.6	1.6	2.0
Scotiabank	0.6	0.8	1.7	2.2
TD Economics	0.6	0.8	1.7	2.2
RBC Capital Markets	0.6	0.7	1.7	2.5
Average (as of July 20, 2015)	0.6	0.7	1.7	2.3

Exchange rate

Weakness in the Canadian dollar has continued so far in 2015, largely owing to the sustained pullback in commodity prices alongside a gradual recovery of the US economy. The loonie averaged 80.5 US cents during the first seven months of 2015, significantly lower than the 91.5 US cents average observed during the same period last year.

Chart 2.13 Private sector expectations for the Canadian dollar

Sources: Bank of Canada and BC Ministry of Finance forecasts

* Based on the average of private sector forecasts. Budget 2015 as of January 2, 2015 and First Quarterly Report as of July 20, 2015.

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Economic Review and Outlook

Outlook

An average of six private sector forecasts as of July 20, 2015 calls for the Canadian dollar to average 79.5 US cents in 2015 and continue to depreciate to reach 78.5 US cents in 2016. The Ministry’s exchange rate outlook is based on these private sector forecasts.

Table 2.5 Private sector exchange rate forecasts

Average annual exchange rate (US cents/Can $)	2015	2016
IHS Global Insight	80.7	81.6
CIBC	79.1	76.4
Bank of Montreal	78.6	78.1
Scotiabank	79.6	78.1
TD Economics	79.7	79.0
RBC Capital Markets	79.2	78.1
Average (as of July 20, 2015)	79.5	78.5

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Economic Review and Outlook

Table 2.6.1   Gross Domestic Product: British Columbia

			Forecast
	2013	2014 [e]	2015	2016	2017	2018	2019

Gross Domestic Product at Market Prices:
– Real (2007 $ billion; chain-weighted)	215.2	220.4	224.9	230.2	235.5	241.0	246.5
(% change)	1.9	2.4	2.0	2.4	2.3	2.3	2.3

– Current dollar ($ billion)	229.7	239.1	246.6	256.8	267.9	279.5	291.6
(% change)	3.2	4.1	3.1	4.1	4.3	4.3	4.3

– GDP price deflator (2007 = 100)	106.7	108.5	109.7	111.6	113.8	116.0	118.3
(% change)	1.2	1.7	1.1	1.8	1.9	1.9	2.0

Real GDP per person
(2007 $; chain-weighted)	46,964	47,584	47,956	48,512	49,021	49,530	50,035
(% change)	1.0	1.3	0.8	1.2	1.0	1.0	1.0

Real GDP per employed person
(% change)	1.8	1.8	1.5	1.3	1.1	1.1	1.1

Unit labour cost[1] (% change)	2.0	1.4	1.1	1.4	1.7	1.7	1.8

Components of British Columbia Real GDP at Market Prices ($2007 billion; chain-weighted)
Household expenditure on
Goods and services	134.6	139.7	144.8	148.7	152.5	156.3	160.4
(% change)	2.5	3.7	3.7	2.7	2.5	2.5	2.6

– Goods	54.3	56.6	58.9	60.4	61.7	63.0	64.3
(% change)	2.2	4.3	4.1	2.4	2.1	2.1	2.1

– Services	80.2	82.9	85.7	88.2	90.6	93.2	95.9
(% change)	2.7	3.3	3.4	2.9	2.8	2.8	2.9

NPISH[2] expenditure on
Goods and services	3.4	3.4	3.4	3.4	3.5	3.5	3.5
(% change)	2.4	-0.9	0.5	0.5	0.8	0.8	0.8

Government current expenditures on
Goods and services	40.4	40.7	41.5	41.9	42.2	42.6	43.1
(% change)	0.6	0.9	1.9	1.0	0.6	1.1	1.0

Investment in fixed capital	51.3	52.3	54.0	55.5	56.6	58.5	60.1
(% change)	-1.2	2.0	3.2	2.7	2.0	3.4	2.8

Final domestic demand	229.7	236.0	243.6	249.3	254.4	260.6	266.7
(% change)	1.3	2.8	3.2	2.4	2.1	2.4	2.3

Exports goods and services	84.9	86.8	86.3	88.7	91.2	93.8	96.5
(% change)	2.5	2.3	-0.7	2.8	2.9	2.8	2.9
Imports goods and services	99.4	102.6	105.0	107.7	110.3	113.3	116.5
(% change)	0.8	3.2	2.3	2.5	2.5	2.7	2.8

Inventory change	0.7	0.7	0.5	0.3	0.6	0.3	0.1

Statistical discrepancy	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Real GDP at market prices	215.2	220.4	224.9	230.2	235.5	241.0	246.5
(% change)	1.9	2.4	2.0	2.4	2.3	2.3	2.3

1         Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

2         Non-profit institutions serving households

e          Ministry of Finance estimate.

First Quarterly Report 2015/16

Economic Review and Outlook

Table 2.6.2 Components of Nominal Income and Expenditure: British Columbia

				Forecast
	2013	2014		2015	2016	2017	2018	2019
Compensation of employees[1] ($ million)	114,898	119,248	[e]	123,011	127,661	132,788	138,212	143,889
(% change)	4.0	3.8		3.2	3.8	4.0	4.1	4.1

Household income ($ million)	195,457	201,558	[e]	207,813	215,201	223,490	232,301	241,474
(% change)	4.6	3.1		3.1	3.6	3.9	3.9	3.9

Net operating surplus ($ million)	21,849	23,135	[e]	22,730	24,033	25,428	26,807	28,261
(% change)	-5.4	5.9		-1.8	5.7	5.8	5.4	5.4

Retail sales ($ million)	62,734	66,273		69,684	72,327	74,912	77,580	80,363
(% change)	2.4	5.6		5.1	3.8	3.6	3.6	3.6

Housing starts	27,054	28,356		29,000	27,839	27,221	27,009	27,003
(% change)	-1.5	4.8		2.3	-4.0	-2.2	-0.8	0.0

Consumer price index (2002 = 100)	117.7	118.9		120.2	122.4	124.9	127.4	130.0
(% change)	-0.1	1.0		1.1	1.9	2.0	2.0	2.0

1 Domestic basis; wages, salaries and employers’ social contributions.

e Ministry of Finance estimate.

Table 2.6.3 Labour Market Indicators: British Columbia

			Forecast
	2013	2014	2015	2016	2017	2018	2019
Population (on July 1) (000’s)	4,583	4,631	4,689	4,744	4,804	4,866	4,927
(% change)	0.9	1.1	1.2	1.2	1.3	1.3	1.3

Labour force population, 15+ Years (000’s)	3,787	3,830	3,874	3,925	3,976	4,029	4,081
(% change)	1.1	1.1	1.2	1.3	1.3	1.3	1.3

Net in-migration (000’s)

– International[1,3]	34.5	33.9	32.7	36.3	40.5	40.8	41.0
– Interprovincial[3]	-0.8	10.0	12.5	10.8	11.0	11.3	11.5
– Total	33.6	43.9	45.2	47.1	51.5	52.0	52.5

Participation rate[2] (%)	64.0	63.3	62.9	62.8	62.8	62.8	62.8

Labour force (000’s)	2,425	2,425	2,437	2,465	2,496	2,531	2,564
(% change)	-0.1	0.0	0.5	1.1	1.3	1.4	1.3

Employment (000’s)	2,266	2,278	2,291	2,315	2,342	2,371	2,400
(% change)	0.1	0.6	0.6	1.0	1.2	1.2	1.2

Unemployment rate (%)	6.6	6.1	6.0	6.1	6.2	6.3	6.4

1       International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2       Percentage of the population 15 years of age and over in the labour force.

3       Components may not sum to total due to rounding.

First Quarterly Report 2015/16

Economic Review and Outlook

Table 2.6.4 Major Economic Assumptions

			Forecast
	2013	2014	2015	2016	2017	2018	2019
GDP (billions)
Canada real (2007 $; chain-weighted)	1,706	1,747	1,763	1,795	1,834	1,874	1,916
(% change)	2.0	2.4	0.9	1.8	2.2	2.2	2.2

US real (2009 US$; chain-weighted)	15,583	15,962	16,297	16,704	17,122	17,550	17,989
(% change)	1.5	2.4	2.1	2.5	2.5	2.5	2.5

Japan real (2005 Yen; chain-weighted)	527,570	526,803	529,963	534,203	539,545	544,941	550,390
(% change)	1.6	-0.1	0.6	0.8	1.0	1.0	1.0

Europe real[1] (% change)	-0.3	0.9	1.1	1.2	1.4	1.4	1.4

China real (2005 US$)	4,913	5,274	5,627	5,988	6,371	6,779	7,212
(% change)	7.7	7.4	6.7	6.4	6.4	6.4	6.4

Industrial production index
US (2012 = 100)	101.9	105.7	107.6	110.4	113.3	116.2	119.3
(% change)	1.9	3.7	1.8	2.6	2.6	2.6	2.6

Japan (2010 = 100)	96.9	98.8	98.9	99.9	100.9	101.9	102.9
(% change)	-0.6	1.9	0.1	1.0	1.0	1.0	1.0

Europe[1] (2010 = 100)	100.3	101.0	102.2	103.5	104.9	106.4	107.9
(% change)	-0.7	0.8	1.2	1.2	1.4	1.4	1.4

China (% change)	9.7	8.3	6.3	6.5	7.0	7.0	7.0

Housing starts[2] (000’s)
Canada	188	189	180	180	180	180	180
(% change)	-12.5	0.7	-4.9	0.0	0.0	0.0	0.0

US	925	1,003	1,025	1,025	1,050	1,050	1,050
(% change)	18.5	8.5	2.2	0.0	2.4	0.0	0.0

Japan	980	892	850	850	850	850	850
(% change)	11.0	-9.0	-4.7	0.0	0.0	0.0	0.0

Consumer price index
Canada (2002 = 100)	122.8	125.2	126.7	129.2	131.8	134.5	137.1
(% change)	0.9	2.0	1.2	2.0	2.0	2.0	2.0

Canadian interest rates (%)
3-Month treasury bills	1.0	0.9	0.6	0.7	1.1	1.9	2.9
10-year government bonds	2.3	2.2	1.7	2.3	2.6	3.4	4.4

United States interest rates (%)
3-Month treasury bills	0.1	0.0	0.2	1.1	1.6	2.4	3.3
10-year government bonds	2.4	2.5	2.3	2.9	3.4	4.1	4.9

Exchange rate (US cents / Canadian $)	97.1	90.5	79.5	78.5	82.5	84.0	85.1

British Columbia goods and services
Export price deflator (% change)	2.3	4.4 [e]	3.1	3.8	3.1	2.8	2.7

1     Euro zone (18) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

2     British Columbia housing starts appear in Table 2.6.2.

e      Ministry of Finance estimate

First Quarterly Report 2015/16

APPENDIX — FISCAL PLAN UPDATE

Table A1 Material Assumptions — Revenue

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2015/16		2016/17	2017/18	2015/16 Sensitivities
Personal income tax	$7,948	$8,194	$8,172	$8,520
Current calendar year assumptions
Household income growth	3.5%	3.1%	3.6%	3.9%	+/- 1% point change in 2015 BC household income growth equals +/- $70 to $100 million
Compensation of employees growth	3.7%	3.2%	3.8%	4.0%
Tax base growth	3.4%	2.6%	3.1%	3.5%
Average tax yield	5.29%	5.30%	5.18%	5.22%
Current-year tax	$7,713	$7,818	$7,874	$8,209
Prior year’s tax assessments	$327	$327	$337	$347
Unapplied taxes	$90	$90	$90	$90
BC Tax Reduction	$-140	$-147	$-150	$-153
Non-Refundable BC tax credits	$-66	$-75	$-70	$-70
Policy neutral elasticity *	1.1	1.0	1.1	1.1	+/- 0.5 change in 2015 BC policy neutral elasticity equals +/- $120 to $130 million
Fiscal year assumptions
Prior-year adjustment	—	$159

2014 Tax-year	2014 Assumptions
Household income growth	3.0%	3.1%

+/- 1% point change in 2014 BC household or taxable income growth equals +/- $90 to $100 million one-time effect (prior-year adjustment) and could result in an additional +/-$70 to $80 million base change in 2015/16

Tax base growth	1.6%	3.9%
Average 2014 tax yield	5.25%	5.26%
2014 tax	$7,399	$7,560
2013 & prior year’s tax assessments	$317	$317
Unapplied taxes	$90	$90
BC Tax Reduction	$-133	$-140
Non-refundable BC tax credits	$-66	$-84
Policy neutral elasticity *	0.9	1.5

* Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax	$2,630	$2,758	$2,867	$3,074
Components of revenue (fiscal year)
Instalments - subject to general rate	$2,436	$2,374	$2,545	$2,703
Instalments - subject to small business rate	$285	$278	$296	$313
Non-refundable BC tax credits	$-105	$-78	$-91	$-97
Advance instalments	$2,616	$2,574	$2,750	$2,919
International Business Activity Act refunds	$-20	$-20	$-20	$-20
Prior-year adjustment	$34	$204	$137	$175
Current calendar year assumptions
National tax base ($ billions)	$287.2	$281.6	$294.3	$300.4	+/- 1% change in the 2015 national tax base equals +/- $20 to $30 million
BC instalment share of national tax base	11.5%	11.5%	11.6%	12.1%
Effective tax rates (general/small business)	11.0 / 2.5	11.0 / 2.5	11.0 / 2.5	11.0 / 2.5
Share of the BC tax base subject to small business rate	34.0%	34.0%	33.9%	33.8%	+/- 1% point change in the 2015 small business share equals -/+ $20 to $30 million
BC tax base growth (post federal measures)	4.6%	0.2%	6.5%	5.5%
BC net operating surplus growth	3.3%	-1.8%	5.7%	5.8%

2014 Tax-year	2014 Assumptions
BC tax base growth (post federal measures)	5.3%	11.3%			+/- 1% change in the 2014 BC tax base equals +/- $30 to $40 million in 2015/16
BC net operating surplus growth	5.3%	5.9%
Gross 2014 tax	$2,664	$2,814
Prior-year adjustments	$34	$204
Prior years losses/gains (included in above)	$-40	$-40
Non-refundable BC tax credits	$-97	$-77

Net cash received from the federal government and cash refunds under the International BusinessActivity Act are used as the basis for estimating revenue. Due to lags in the federal collection and instalment systems, changes to the BC net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2015/16 instalments from the federal government reflects two-third of payments related to the 2015 tax year (paid during Apr-July 2015 and adjusted in Sept and Dec) and one-third of 2016 payments. Instalments for the 2015 (2016) tax year are based on BC’s share of the national tax base for the 2013 (2014) tax year and a forecast of the 2015 (2016) national tax base. BC’s share of the 2013 national tax base was 11.45%, based on tax assessments as of December 31, 2014. Cash adjustments for any under/over payments from the federal government in respect of 2014 will be received/paid on March 31, 2016.

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2015/16		2016/17	2017/18	2015/16 Sensitivities
Provincial sales tax	$5,970	$6,010	$6,264	$6,514
Provincial sales tax base growth (fiscal year)	4.1%	5.2%	4.3%	4.1%	+/- 1% point change in the 2015 consumer expenditure growth equals up to +/- $30 million
Calendar Year
Nominal consumer expenditure	4.3%	4.8%	4.5%	4.5%
Nominal business investment	3.9%	5.2%	4.9%	4.8%
Other expenditures	5.8%	2.8%	5.6%	4.7%
Components of Provincial sales tax revenue					+/- 1% point change in the 2015 busines investment growth equals up to +/- $10 million
Consolidated Revenue Fund	$5,963	$6,003	$6,257	$6,507
BC Transportation Financing Authority	$7	$7	$7	$7
Fuel and carbon taxes	$2,195	$2,150	$2,176	$2,200
Calendar Year
Real GDP	2.3%	2.0%	2.4%	2.3%
Gasoline volumes	0.0%	0.0%	0.0%	0.0%
Diesel volumes	2.0%	2.0%	2.0%	2.0%
Natural gas volume	2.3%	2.0%	2.4%	2.3%
Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$30	$30	$30	$30
Natural gas (cents/gigajoule)	148.98 ¢	148.98 ¢	148.98 ¢	148.98 ¢
Gasoline (cents/litre)	6.67 ¢	6.67 ¢	6.67 ¢	6.67 ¢
Light fuel oil (cents/litre)	7.67 ¢	7.67 ¢	7.67 ¢	7.67 ¢

Carbon tax revenue	$1,261	$1,216	$1,235	$1,252

Components of fuel tax revenue
Consolidated Revenue Fund	$509	$509	$513	$517
BC Transit	$12	$12	$12	$12
BC Transportation Financing Authority	$413	$413	$416	$419
	$934	$934	$941	$948
Property taxes	$2,225	$2,211	$2,305	$2,402
Calendar Year
Consumer Price Index	1.6%	1.1%	1.9%	2.0%	+/- 1% point change in new construction & inflation growth equals up to +/- $35 million in residential property taxation revenue
Housing starts	27,598	29,000	27,839	27,221
Home owner grants (fiscal year)	$825	$801	$813	$825
Components of revenue
Residential (net of home owner grants)	$763	$766	$782	$807
Non-residential	$1,166	$1,151	$1,211	$1,266	+/- 1% change in 2015 total business property assessment value equals up to +/- $20 million in non-residential property taxation revenue
Rural area	$91	$95	$97	$100
Police	$34	$34	$36	$37
BC Assessment Authority	$85	$85	$88	$91
BC Transit	$86	$80	$91	$101
Other taxes	$2,158	$2,393	$2,277	$2,268
Calendar Year
Population	1.2%	1.2%	1.2%	1.3%
Consumer Price Index	1.6%	1.1%	1.9%	2.0%
Housing starts	-2.7%	2.3%	-4.0%	-2.2%
Real GDP	2.3%	2.0%	2.4%	2.3%
Nominal GDP	3.8%	3.1%	4.1%	4.3%
Components of revenue
Property transfer	$928	$1,128	$1,002	$983
Tobacco	$770	$755	$755	$755
Insurance premium and other	$460	$510	$520	$530

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2015/16		2016/17	2017/18	2015/16 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other	$1,456	$1,328	$1,318	$1,202
Natural gas price					+/- $0.50 change in the natural gas price equals
Plant inlet, $Cdn/gigajoule	$2.09	$1.69	$2.13	$2.46
Sumas, $US/ MMBtu	$3.20	$2.58	$3.00	$3.39

+/- $175 million, including impacts on production volumes and royalty program credits, but excluding any changes from byproducts revenue (e.g. butane, ethane, propane) Sensitivities can also vary significantly at different price levels.

Natural gas production volumes
Billions of cubic metres	44.4	44.4	45.3	48.1
Petajoules	1,760	1,761	1,798	1,907
Annual per cent change	7.3%	3.0%	2.1%	6.1%

Oil price ($US/bbl at Cushing, Ok)	$45.00	$50.00	$56.17	$61.86

Auctioned land base (000 hectares)	150	60	60	60
Average bid price/hectare ($)	$1,000	$196	$252	$290	+/- 1% change in natural gas volumes equals +/- $3 million on natural gas royalties
Cash sales of Crown land tenures	$150	$12	$15	$17
Metallurgical coal price ($US/tonne, fob west coast)	$128	$104	$111	$125
Copper price ($US/lb)	$3.02	$2.75	$2.90	$3.05
Annual electricity volumes set by treaty	4.1	4.1	4.0	4.0	+/- 1 cent change in the exchange rate equals +/- $30 million on natural gas royalties
(million mega-watt hours)
Mid-Columbia electricity price	$28	$31	$29	$30
($US/mega-watt hour)					+/- 10% change in the average Mid-Columbia electricity price equals +/- $13 million
Exchange rate (US¢/ Cdn$, calendar year)	85.3	79.5	78.5	82.5
Components of revenue
Natural gas royalties	$344	$220	$327	$445
Bonus bids, fees and rentals	$784	$766	$632	$365

+/- US$10 change in the average Metallurgical coal price equals +/- $30 to $40 million Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects nine-year deferral of cash receipts from the sale of Crown land tenures

Petroleum royalties	$47	$59	$71	$81
Columbia River Treaty electricity sales	$117	$145	$132	$130
Coal	$67	$47	$55	$66
Minerals, metals and other	$41	$41	$45	$58
Oil and Gas Commission fees and levies	$56	$50	$56	$57

Royalty programs and infrastructure credits
Deep drilling	$-273	$-224	$-359	$-527
Road and pipeline infrastructure	$-107	$-88	$-112	$-100
Total	$-380	$-312	$-471	$-627
Implicit average natural gas royalty rate	9.4%	7.4%	8.5%	9.5%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates.

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2015/16		2016/17	2017/18	2015/16 Sensitivities
Forests	$835	$880	$885	$890
Prices (calendar year average)					+/- US$50 change in SPF price equals +/- $100 to $120 million
SPF 2x4 ($US/1000 bd ft)	$344	$300	$321	$325
Random Lengths Composite
($US/thousand board feet)	$369	$340	$351	$355
Pulp ($US/tonne)	$888	$869	$838	$825	+/- US$50 change in pulp price equals +/-$5 to $10 million
Coastal log ($Cdn/cubic metre);
Vancouver Log Market)	$94	$98	$96	$94	+/- Cdn$10 change in average log price equals +/-$10 to $20 million

Fiscal Year Trade Assumptions
Export tax rate (effective rate)	0.8%	4.8%	0.0%	0.0%
Lumber shipments and consumption (billion board feet)					+/- 1 cent change in exchange rate equals
U.S. lumber consumption	41.3	41.8	41.8	41.8
BC surge trigger volumes	8.8	8.9	8.9	8.9	+/- $15 to $20 million on stumpage revenue
BC lumber exports to US	7.0	7.1	7.2	7.2
					+/- 10% change in Interior harvest volumes equals
Crown harvest volumes (million cubic metres)
Interior	48.9	46.5	48.1	48.3	+/- $50 to $60 million
Coast	14.1	13.5	13.9	13.7	+/- 10% change in Coastal harvest volumes equals
Total	63.0	60.0	62.0	62.0
BC Timber Sales (included in above)	11.4	11.0	11.8	11.8	+/- $8 to $12 million

Stumpage rates ($Cdn/cubic metre)
Total stumpage rates	$11.80	$11.74	$12.51	$12.68

Components of revenue					The above sensitivities relate to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in softwood lumber border tax revenues
Tenures	$517	$470	$534	$545
BC Timber Sales	$248	$256	$263	$263
Federal border tax (SLA 2006 )	$0	$64	$0	$0
Logging tax	$25	$45	$45	$40
Other CRF revenue	$20	$20	$19	$19
Recoveries	$25	$25	$24	$23

Other natural resources	$466	$454	$497	$512
Components of revenue
Water rental and licences*	$395	$383	$426	$446
Recoveries	$50	$50	$50	$45
Angling and hunting permits and licences	$10	$10	$10	$10
Recoveries	$11	$11	$11	$11

* Water rentals for power purposes are indexed to Consumer Price Index.

Other revenue	$9,932	$9,882	$10,109	$10,057
Components of revenue
Fees and licences					+/- 1% point change in BC’s population growth equals
Medical Services Plan (MSP) premium	$2,399	$2,399	$2,528	$2,662
Consolidated Revenue Fund	$2,315	$2,315	$2,444	$2,578	+/- $10 to $20 million on MSP premium revenue MSP rates are assumed to increase 4 percent annually
MSP recoveries	$84	$84	$84	$84
Motor vehicle licences and permits	$516	$522	$528	$536
Other Consolidated Revenue Fund	$381	$400	$357	$373
Summary consolidation eliminations	$-16	$-15	$-16	$-16
Other recoveries	$105	$105	$99	$100
Crown corporations and agencies	$109	$110	$76	$71
Post-secondary education fees	$1,612	$1,645	$1,720	$1,807
Other healthcare-related fees	$348	$355	$358	$362
School Districts	$180	$212	$220	$220
Investment earnings
Consolidated Revenue Fund	$74	$55	$75	$80
Fiscal agency loans & sinking funds earnings	$944	$908	$952	$987
Summary consolidation eliminations	$-53	$-49	$-53	$-58
Crown corporations and agencies	$21	$29	$22	$19
SUCH sector agencies	$151	$157	$157	$160
Sales of goods and services	$935	$921	$940	$949
Miscellaneous	$2,226	$2,128	$2,146	$1,805

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2015/16		2016/17	2017/18	2015/16 Sensitivities
Health and social transfers	$6,142	$6,131	$6,466	$6,706
National Cash Transfers
Canada Health Transfer (CHT)	$34,026	$34,026	$36,068	$37,414	+/- 0.1% point change in BC’s population share equals
Canada Social Transfer (CST)	$12,959	$12,959	$13,348	$13,748
BC share of national population (June 1)	13.06%	13.06%	13.08%	13.11%	+/- $45 to $50 million
BC health and social transfers revenue
CHT	$4,443	$4,443	$4,717	$4,904
CST	$1,692	$1,692	$1,746	$1,802
Prior-year adjustments	—	$-11
Health deferral
Medical Equipment Trust	$7	$7	$3	—

2017/18 National CHT amount is based on a three year average of nominal GDP growth in 2015, 2016 and 2017.

Other federal contributions	$1,504	$1,523	$1,500	$1,473
Components of revenue
Disaster Financial Assistance	$8	$8	$27	$9
Other Consolidated Revenue Fund	$136	$136	$136	$136
Labour Market Development Agreement	$300	$300	$300	$300
Labour Market and Skills Training Program	$77	$77	$69	$65
Family Support and Children in Care	$49	$49	$49	$49
Emergency Management	$5	$5	$1	$1
Other recoveries	$110	$110	$109	$109
Crown corporations and agencies	$230	$244	$209	$207
Post-secondary institutions	$506	$503	$510	$508
Other SUCH sector agencies	$83	$91	$90	$89
Service delivery agency direct revenue	$6,311	$6,378	$6,160	$6,163
School districts	$527	$550	$560	$562
Post-secondary institutions	$3,144	$3,195	$3,302	$3,409
Health authorities and hospital societies	$1,091	$1,075	$824	$840
BC Transportation Financing Authority	$504	$504	$508	$490
Other service delivery agencies	$1,045	$1,054	$966	$862
Commercial Crown corporation net income	$2,904	$2,825	$2,917	$2,946
BC Hydro	$653	$653	$684	$698
reservoir water inflows	100%	93%	100%	100%	+/-1% in hydro generation = +/-$10 million

mean gas price	3.82	2.56	2.80	3.03	+/-10% = -/+$1 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
electricity prices	32.22	26.76	26.08	27.91	+/-10% change in electricity trade margins = +/-$15 million
(Mid-C, $US/MWh)
ICBC	$210	$109	$92	$75
vehicle growth	+1.7%	+2.4%	+1.7%	+1.7%	+/-1% = +/-$44 million
current claims cost percentage change	+2.2%	+9.2%	+5.3%	+5.0%	+/-1% = -/+$37 million
unpaid claims balance	$8.6 billion	$8.9 billion	$9.5 billion	$10.1 billion	+/-1% = -/+$82 to $89 million
investment return	3.0%	5.9%	2.7%	2.6%	+/-1% return = +/-$141 to $148 million
loss ratio	86.6%	94.9%	89.2%	88.4%

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A2 Natural Gas Price Forecasts — 2015/16 to 2017/18

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2015	2016	2017	2015/16	2016/17	2017/18

GLJ Henry Hub US$/MMBtu (Jul 1, 2015)	2.95	3.30	3.50	1.82	2.12	2.30
Sproule Henry Hub US$/MMBtu (Jun 30, 2015)	2.74	3.50	4.00	1.77	2.44	2.94
McDaniel Henry Hub US$/MMBtu (Jul 1, 2015)	2.85	3.30	3.65	1.77	2.17	2.46
Deloitte Henry Hub US$/Mcf (Jun 30, 2015)	2.90	3.25	3.60	1.69	1.98	2.27
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1, 2015)	2.92	3.30	3.50	1.84	2.20	2.41
Sproule Alberta AECO-C Spot CDN$/MMBtu (Jun 30, 2015)	2.69	3.42	4.01	1.77	2.41	2.97
McDaniel AECO-C Spot C$/MMBtu (Jul 1, 2015)	2.93	3.40	3.70	1.87	2.32	2.57
Deloitte AECO-C Spot C$/Mcf (Jun 30, 2015)	2.75	3.30	3.70	1.69	2.14	2.48
GLJ Sumas Spot US$/MMBtu (Jul 1, 2015)	2.62	3.20	3.40	1.72	2.16	2.34
Sproule Sumas Spot CDN$/MMBtu (Jun 30, 2015)	3.08	3.87	4.46	1.74	2.40	2.96
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1, 2015)	2.26	2.91	3.11	1.52	1.94	2.15
Sproule BC Station 2 CDN$/MMBtu (Jun 30, 2015)	2.59	3.37	3.96	1.71	2.37	2.92
McDaniel BC Avg Plant Gate C$MMBtu (Jan 1, 2015)	2.43	3.00	3.30	1.62	2.05	2.31
Deloitte BC Station 2 C$MMBtu (Jun 30, 2015)	2.60	3.15	3.55	1.67	2.11	2.44
GLJ Midwest Chicago US$/MMBtu (Jul 1, 2015)	3.12	3.40	3.60	1.78	2.01	2.19
Sproule Alliance Plant Gate CDN$/MMBtu (Jun 30, 2015)	3.64	4.22	4.81	2.42	3.17	3.73
EIA Henry Hub US$/MMBtu (Jul 7, 2015)	2.97	3.31	—	1.84	—	—
TD Economics Henry Hub FuturesUS$/MMBtu (Jun 24, 2015)	2.96	3.30	—	1.67	—	—
Scotiabank Group Henry Hub US$/MMBtu (Jun 26, 2015)	2.95	3.25	—	1.81	—	—
BMO Alberta Empress US$/MMBtu (Jun 25, 2015)	2.60	3.15	—	1.75	—	—
CIBC World Markets Inc. Henry Hub US$/MMBtu (Apr 29, 2015)	2.95	3.50	—	1.89	2.36	—
InSite Petroleum Consultants Ltd Henry Hub US$/MMBtu (Jun 30, 2015)	2.90	3.50	4.00	1.86	2.44	2.94
Fekete AECO-C CDN$/MMBtu (Sep 30, 2014)	4.30	4.55	4.85	2.81	3.41	3.68
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Jul 13, 2015)				1.74	2.04	2.16
Average all minus high/low				1.76	2.23	2.57
Average one forecast per consultant minus high/low				1.74	2.22	2.56
Natural gas royalty price forecast				1.69	2.13	2.46

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd     US EIA: US Energy Information Administration     AECO: Alberta Energy Company Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins   Mann Petroleum Consultants    McDaniel: McDaniel & Associates Consultants Ltd

Natural Gas Prices

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A3 Material Assumptions — Expense

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2015/16		2016/17	2017/18	Sensitivities 2015/16
Advanced Education	1,961	1,961	1,975	2,002
Student spaces in public institutions (# FTEs)	201,256	201,256	201,274	201,274	The number of student spaces may vary depending on the financial and other policies of post-secondary institutions.

Children and Family Development	1,379	1,379	1,385	1,396
Average children-in-care caseload (#)	8,250	8,250	8,250	8,250

Caseload is expected to remain stable between 15/16 and 17/18. A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by approximately $2 million (excluding Delegated Aboriginal Agencies).

Average annual residential cost per child in care ($)	40,500	40,500	41,350	42,200

Education	5,498	5,498	5,591	5,648
Public School Enrolment (# of FTEs)	537,377	536,443	536,424	538,750

Enrolment figures are based on BC Stats and school district enrollment trends, to which the ministry has added forecasts for distributed learning, adult education and summer learning. Summer Learning was affected by the teachers’ job action in 2014/15, but is returning to full operation in 2015/16 and subsequent years.

School age (K—12)	515,380	514,730	514,936	517,247
Distributed Learning (online)	11,743	11,743	11,518	11,533
Summer	6,658	6,658	6,658	6,658
Adults	3,596	3,212	3,212	3,212

Forests, Lands and Natural Resource Operations	608	925	631	637
BC Timber Sales	165	165	171	171

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year, then capitalized expenses will also be reduced in that year.

Direct Fire Fighting	63	380	63	63	Over the past several years, Direct Fire Fighting costs have ranged from a low of $19 million in 1997 to $382 million in 2009.

Health	17,444	17,444	17,934	18,471
Pharmacare	1,103	1,103	1,125	1,148	A 1% change in utilization or prices affects costs by approximately $10 million.

Medical Services Plan (MSP)	4,117	4,117	4,285	4,451	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.

Regional Services	11,949	11,949	12,245	12,590
Justice	1,142	1,142	1,148	1,154
New cases filed/processed	270,000	270,000	270,000	270,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputes which would go to court for resolution.

(# for all courts)

Crown Proceeding Act (CPA)	25	25	25	25	The number and size of litigation brought against the province, as well as the effectiveness of mitigation strategies and legal defence.

Policing, Victim Services and Corrections	617	617	619	621	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A3 Material Assumptions — Expense

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2015/16		2016/17	2017/18	Sensitivities 2015/16
Social Development and Social Innovation	2,594	2,594	2,646	2,659
Temporary Assistance annual average caseload (#)	40,700	40,700	38,300	35,700

The expected to work caseload is sensitive to fluctuations in economic and employment trends in the service sector. A 1% change in Temporary Assistance will affect expenditures by approximately $3.2 million annually.

Disability Assistance annual average caseload (#)	94,500	94,500	98,600	98,600

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities and significant health issues. A 1% change in Disability Assistance will affect expenditures by approximately $9.8 million annually

Adult Community Living:
Developmental Disabilities Programs

The adult community living caseload is sensitive to an aging population and to the level of service required. For example, residential care is significantly more costly than day programs. A 1% increase in the caseload can increase expenditures by between $7.6 and $7.9 million annually.

Average caseload (#)	17,200	17,200	17,990	18,760
Average cost per client ($)	44,900	44,900	44,210	43,860

Personal Supports Initiative
Average caseload (#)	1,020	1,020	1,230	1,440
Average cost per client ($)	20,890	20,890	20,400	20,330
Transportation and Infrastructure	844	857	844	846
Emergency Program Act (EPA)	15	28	15	15	The number and severity of natural disasters.
Tax Transfers	975	1,040	1,017	1,031
Individuals	459.0	483.0	464.0	464.0
Low Income Climate Action	195.0	195.0	195.0	195.0	These tax transfers are now expensed as required under generally accepted accounting principles.
Early Childhood Tax Benefit	146.0	146.0	146.0	146.0
Sales Tax	50.0	50.0	50.0	50.0
Small Business Venture Capital	25.0	25.0	25.0	25.0
BC Senior’s Home Renovation	2.0	2.0	2.0	2.0
Other tax transfers to individuals	40.8	64.8	45.8	45.8
Family Bonus Program	0.2	0.2	0.2	0.2
Corporations	516.0	557.0	553.0	567.0
Film and Television	80.0	80.0	80.0	80.0
Production Services	252.5	320.0	292.5	302.5
Scientific Research & Experimental Development	68.0	52.3	65.0	69.0
Interactive Digital Media	50.0	40.0	50.0	50.0
Mining Exploration	50.0	50.0	50.0	50.0
Other tax transfers to corporations	15.5	14.7	15.5	15.5
2015/16 tax transfer forecasts incorporates adjustments relating to prior years.
Management of Public Funds and Debt	1,267	1,189	1,238	1,275
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $33.8 million; $100 million increase in debt level equals $2.2 million.
Short-term	1.29%	0.68%	0.93%	1.35%
Long-term	3.52%	2.67%	3.21%	3.57%
CDN/US exchange rate (cents)	117.8	127.2	125.2	120.7
Service delivery agency net spending	6,042	6,123	5,922	6,181
School districts	325	326	255	193
Post-secondary institutions	3,017	3,099	3,060	3,221
Health authorities and hospital societies	709	716	566	720
BC Transportation Financing Authority	1,106	1,088	1,186	1,202
Other service delivery agencies	885	894	855	845

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A4 Operating Statement — 2008/09 to 2017/18

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Revenue	38,720	37,978	40,679	41,796	42,036	43,728	46,122	46,739	47,753	48,764	2.6
Expense	(38,665)	(39,790)	(40,926)	(42,047)	(43,204)	(43,401)	(44,439)	(46,212)	(46,917)	(47,876)	2.4
Surplus (deficit) before unusual items	55	(1,812)	(247)	(251)	(1,168)	327	1,683	527	836	888
Forecast allowance	—	—	—	—	—	—	—	(250)	(500)	(500)
Negotiating Framework incentive payments	(2)	—	—	—	—	—	—	—	—	—
Climate Action Dividend	20	—	—	—	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	(1,599)	—	—	—	—	—	—
Surplus (deficit)	73	(1,812)	(247)	(1,850)	(1,168)	327	1,683	277	336	388

Per cent of GDP: [1]
Surplus (deficit)	0.0	-0.9	-0.1	-0.9	-0.5	0.1	0.7	0.1	0.1	0.1
Per cent of revenue:
Surplus (deficit)	0.2	-4.8	-0.6	-4.4	-2.8	0.7	3.6	0.6	0.7	0.8
Per capita ($): [2]
Surplus (deficit)	17	(411)	(55)	(411)	(257)	71	363	59	71	81

1         Surplus (deficit) as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amounts divided by GDP for the 2015 calendar year).

2         Per capita revenue and expense is calculated using July 1 population (e.g. 2015/16 amounts divided by population on July 1, 2015).

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A5 Revenue by Source — 2008/09 to 2017/18

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Taxation revenue:
Personal income	6,309	5,769	5,805	6,427	6,977	6,862	8,076	8,194	8,172	8,520	3.4
Corporate income	2,294	1,625	2,026	2,002	2,204	2,427	2,635	2,758	2,867	3,074	3.3
Sales	5,137	4,945	5,614	5,930	6,068	5,303	5,762	6,010	6,264	6,514	2.7
Fuel	891	884	940	928	890	917	932	934	941	948	0.7
Carbon	306	541	741	959	1,120	1,222	1,198	1,216	1,235	1,252	n/a
Tobacco	709	683	735	636	614	724	752	755	755	755	0.7
Property	1,850	1,887	1,920	1,913	1,985	2,080	2,154	2,211	2,305	2,402	2.9
Property transfer	715	887	855	944	758	937	1,065	1,128	1,002	983	3.6
Corporation capital	108	95	(3)	(5)	1	—	(1)	—	—	—	n/a
Insurance premium	389	389	399	411	433	458	483	510	520	530	3.5
	18,708	17,705	19,032	20,145	21,050	20,930	23,056	23,716	24,061	24,978	3.3
Natural resource revenue:
Natural gas royalties	1,314	406	313	339	169	445	493	220	327	445	-11.3
Crown land tenures	814	867	923	928	868	859	834	766	632	365	-8.5
Columbia River Treaty	231	168	136	110	89	170	130	145	132	130	-6.2
Other energy and minerals	479	421	514	529	306	269	267	197	227	262	-6.5
Forests	557	387	436	482	562	719	754	880	885	890	5.3
Other resources	413	398	406	424	479	493	459	454	497	512	2.4
	3,808	2,647	2,728	2,812	2,473	2,955	2,937	2,662	2,700	2,604	-4.1

Other revenue:
Medical Services Plan premiums	1,595	1,666	1,787	1,919	2,047	2,158	2,254	2,399	2,528	2,662	5.9
Post-secondary education fees	1,036	1,123	1,235	1,291	1,345	1,445	1,544	1,645	1,720	1,807	6.4
Other health-care related fees	257	267	308	324	327	333	358	355	358	362	3.9
Motor vehicle licences and permits	450	449	467	479	489	504	499	522	528	536	2.0
Other fees and licences	670	616	643	722	699	770	770	812	736	748	1.2
Investment earnings	818	930	843	1,022	1,173	1,113	1,203	1,100	1,153	1,188	4.2
Sales of goods and services	694	728	759	930	942	946	967	921	940	949	3.5
Miscellaneous	1,809	1,887	1,928	1,743	1,671	1,938	1,837	2,128	2,146	1,805	0.0
Release of surplus assets	—	—	—	—	—	433	—	—	—	—	n/a
	7,329	7,666	7,970	8,430	8,693	9,640	9,432	9,882	10,109	10,057	3.6
Contributions from the federal government:
Health and social transfers	4,743	4,883	5,176	5,384	5,442	5,869	5,827	6,131	6,466	6,706	3.9
Harmonized sales tax transition payments	—	250	769	580	—	—	—	—	—	—	n/a
Equalization	—	—	—	—							n/a
Other cost shared agreements	1,252	1,794	2,064	1,754	1,602	1,633	1,499	1,523	1,500	1,473	1.8
	5,995	6,927	8,009	7,718	7,044	7,502	7,326	7,654	7,966	8,179	3.5
Commercial Crown corporation net income:
BC Hydro	365	447	591	558	509	549	581	653	684	698	7.5
Liquor Distribution Branch	891	877	891	909	930	877	935	900	910	927	0.4
BC Lotteries (net of payments to federal gov’t)	1,082	1,070	1,097	1,102	1,116	1,165	1,245	1,206	1,233	1,250	1.6
ICBC	512	601	315	84	231	136	657	109	92	75	-19.2
BC Railway Company	36	2	15	14	6	13	5	5	6	7	-16.6
Transportation Invest. Corp. (Port Mann)	(47)	(4)	(7)	(17)	(60)	(88)	(89)	(101)	(102)	(106)	n/a
Other	41	40	38	41	44	49	37	53	94	95	9.8
	2,880	3,033	2,940	2,691	2,776	2,701	3,371	2,825	2,917	2,946	0.3
Total revenue	38,720	37,978	40,679	41,796	42,036	43,728	46,122	46,739	47,753	48,764	2.6

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A6 Revenue by Source Supplementary Information — 2008/09 to 2017/18

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Per cent of nominal GDP: [1]
Taxation	9.2	9.0	9.2	9.3	9.5	9.1	9.6	9.6	9.4	9.3	0.2
Natural resources	1.9	1.4	1.3	1.3	1.1	1.3	1.2	1.1	1.1	1.0	-7.0
Other	3.6	3.9	3.9	3.9	3.9	4.2	3.9	4.0	3.9	3.8	0.5
Contributions from the federal government	2.9	3.5	3.9	3.5	3.2	3.3	3.1	3.1	3.1	3.1	0.4
Commercial Crown corporation net income	1.4	1.5	1.4	1.2	1.2	1.2	1.4	1.1	1.1	1.1	-2.7
Total revenue	19.0	19.4	19.7	19.2	18.9	19.0	19.3	19.0	18.6	18.2	-0.5
Growth rates (per cent):
Taxation	-5.4	-5.4	7.5	5.8	4.5	-0.6	10.2	2.9	1.5	3.8	n/a
Natural resources	1.8	-30.5	3.1	3.1	-12.1	19.5	-0.6	-9.4	1.4	-3.6	n/a
Other	-3.1	4.6	4.0	5.8	3.1	10.9	-2.2	4.8	2.3	-0.5	n/a
Contributions from the federal government	0.9	15.5	15.6	-3.6	-8.7	6.5	-2.3	4.5	4.1	2.7	n/a
Commercial Crown corporation net income	-3.8	5.3	-3.1	-8.5	3.2	-2.7	24.8	-16.2	3.3	1.0	n/a
Total revenue	-3.3	-1.9	7.1	2.7	0.6	4.0	5.5	1.3	2.2	2.1	n/a
Per capita ($): [2]
Taxation	4,301	4,014	4,262	4,478	4,634	4,567	4,978	5,058	5,071	5,199	2.1
Natural resources	876	600	611	625	544	645	634	568	569	542	-5.2
Other	1,685	1,738	1,785	1,874	1,914	2,104	2,037	2,108	2,131	2,093	2.4
Contributions from the federal government	1,378	1,571	1,793	1,715	1,551	1,637	1,582	1,632	1,679	1,702	2.4
Commercial Crown corporation net income	662	688	658	598	611	589	728	602	615	613	-0.9
Total revenue	8,902	8,610	9,109	9,290	9,254	9,542	9,959	9,968	10,065	10,150	1.5

Real Per Capita Revenue (2014 $)[3]	9,426	9,117	9,517	9,481	9,340	9,639	9,959	9,860	9,777	9,663	0.3
Growth rate (per cent)	-6.5	-3.3	4.4	-0.4	-1.5	3.2	3.3	-1.0	-0.8	-1.2	-0.4

1   Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2015/16 revenue divided by nominal GDP for the 2015 calendar year).

2   Per capita revenue is calculated using July 1 population (e.g. 2015/16 revenue divided by population on July 1, 2015).

3   Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 revenue).

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A7 Expense by Function — 2008/09 to 2017/18 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Function:
Health:
Medical Services Plan	3,282	3,407	3,641	3,873	3,906	4,114	4,136	4,282	4,458	4,633	3.9
Pharmacare	1,010	1,053	1,129	1,147	1,122	1,130	1,120	1,144	1,166	1,189	1.8
Regional services	10,030	10,273	10,597	11,255	11,784	11,960	12,410	12,861	13,178	13,535	3.4
Other healthcare expenses	601	597	625	642	690	658	704	791	797	801	3.2
	14,923	15,330	15,992	16,917	17,502	17,862	18,370	19,078	19,599	20,158	3.4
Education:
Elementary and secondary	5,740	5,778	5,802	5,885	6,002	6,133	6,064	6,258	6,337	6,403	1.2
Post-secondary	4,573	4,732	4,859	4,907	5,103	5,284	5,349	5,480	5,600	5,753	2.6
Other education expenses	158	528	504	436	423	410	414	477	471	472	12.9
	10,471	11,038	11,165	11,228	11,528	11,827	11,827	12,215	12,408	12,628	2.1
Social services:
Social assistance	1,339	1,454	1,506	1,550	1,552	1,572	1,589	1,605	1,626	1,608	2.1
Child welfare	1,073	1,077	1,118	1,112	1,098	1,097	1,129	1,258	1,263	1,271	1.9
Low income tax credit transfers	188	216	408	509	534	279	248	245	245	245	3.0
Community living and other services	723	729	754	769	806	857	881	906	931	964	3.2
	3,323	3,476	3,786	3,940	3,990	3,805	3,847	4,014	4,065	4,088	2.3
Protection of persons and property	1,429	1,380	1,448	1,512	1,539	1,520	1,451	1,445	1,380	1,386	-0.3
Transportation	1,401	1,453	1,580	1,545	1,555	1,580	1,608	1,706	1,792	1,734	2.4
Natural resources & economic development	1,886	2,159	2,349	1,873	2,092	1,755	2,191	2,233	1,948	1,965	0.5
Other	1,649	1,382	1,208	1,414	1,346	1,184	1,288	1,271	1,302	1,307	-2.5
Contingencies	—	—	—	—	—	—	—	350	450	500	n/a
General government	1,425	1,375	1,146	1,235	1,262	1,386	1,359	1,366	1,284	1,293	-1.1
Debt servicing	2,158	2,197	2,252	2,383	2,390	2,482	2,498	2,534	2,689	2,817	3.0
Operating expense	38,665	39,790	40,926	42,047	43,204	43,401	44,439	46,212	46,917	47,876	2.4
Unusual items:
Negotiating Framework incentive payments	2	—	—	—	—	—	—	—	—	—
Climate Action Dividend	(20)	—	—	—	—	—	—	—	—	—
HST transition funding repayment	—	—	—	1,599	—	—	—	—	—	—
Total expense	38,647	39,790	40,926	43,646	43,204	43,401	44,439	46,212	46,917	47,876
Per cent of operating expense:
Health	38.6	38.5	39.1	40.2	40.5	41.2	41.3	41.3	41.8	42.1	1.0
Education	27.1	27.7	27.3	26.7	26.7	27.3	26.6	26.4	26.4	26.4	-0.3
Social services and housing	8.6	8.7	9.3	9.4	9.2	8.8	8.7	8.7	8.7	8.5	-0.1
Protection of persons and property	3.7	3.5	3.5	3.6	3.6	3.5	3.3	3.1	2.9	2.9	-2.7
Transportation	3.6	3.7	3.9	3.7	3.6	3.6	3.6	3.7	3.8	3.6	0.0
Natural resources & economic development	4.9	5.4	5.7	4.5	4.8	4.0	4.9	4.8	4.2	4.1	-1.9
Other	4.3	3.5	3.0	3.4	3.1	2.7	2.9	2.8	2.8	2.7	-4.8
Contingencies	—	—	—	—	—	—	—	0.8	1.0	1.0	n/a
General government	3.7	3.5	2.8	2.9	2.9	3.2	3.1	3.0	2.7	2.7	-3.4
Debt servicing	5.6	5.5	5.5	5.7	5.5	5.7	5.6	5.5	5.7	5.9	0.6
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1     Figures reflect government accounting policies used in the most recent Public Accouints audited financial statements.

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A8 Expense by Function Supplementary Information — 2008/09 to 2017/18

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Per cent of nominal GDP: [1]
Health	7.3	7.8	7.8	7.8	7.9	7.8	7.7	7.7	7.6	7.5	0.3
Education	5.1	5.6	5.4	5.2	5.2	5.1	4.9	5.0	4.8	4.7	-0.9
Social services	1.6	1.8	1.8	1.8	1.8	1.7	1.6	1.6	1.6	1.5	-0.7
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.5	0.5	-3.3
Transportation	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.6	-0.7
Natural resources & economic development	0.9	1.1	1.1	0.9	0.9	0.8	0.9	0.9	0.8	0.7	-2.6
Other	0.8	0.7	0.6	0.7	0.6	0.5	0.5	0.5	0.5	0.5	-5.5
Contingencies	—	—	—	—	—	—	—	0.1	0.2	0.2	n/a
General government	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.5	-4.0
Debt servicing	1.1	1.1	1.1	1.1	1.1	1.1	1.0	1.0	1.0	1.1	-0.1
Operating expense	19.0	20.3	19.9	19.3	19.4	18.9	18.6	18.7	18.3	17.9	-0.7
Growth rates (per cent):
Health	5.8	2.7	4.3	5.8	3.5	2.1	2.8	3.9	2.7	2.9	n/a
Education	4.9	5.4	1.2	0.6	2.7	2.6	0.0	3.3	1.6	1.8	n/a
Social services	10.0	4.6	8.9	4.1	1.3	-4.6	1.1	4.3	1.3	0.6	n/a
Protection of persons and property	0.0	-3.4	4.9	4.4	1.8	-1.2	-4.5	-0.4	-4.5	0.4	n/a
Transportation	1.7	3.7	8.7	-2.2	0.6	1.6	1.8	6.1	5.0	-3.2	n/a
Natural resources & economic development	-9.0	14.5	8.8	-20.3	11.7	-16.1	24.8	1.9	-12.8	0.9	n/a
Other	19.0	-16.2	-12.6	17.1	-4.8	-12.0	8.8	-1.3	2.4	0.4	n/a
General government	17.0	-3.5	-16.7	7.8	2.2	9.8	-1.9	0.5	-6.0	0.7	n/a
Debt servicing	-3.5	1.8	2.5	5.8	0.3	3.8	0.6	1.4	6.1	4.8	n/a
Operating expense	5.0	2.9	2.9	2.7	2.8	0.5	2.4	4.0	1.5	2.0	n/a
Per capita ($): [2]
Health	3,431	3,476	3,581	3,760	3,853	3,898	3,966	4,069	4,131	4,196	2.3
Education	2,407	2,503	2,500	2,496	2,538	2,581	2,554	2,605	2,615	2,629	1.0
Social services	764	788	848	876	878	830	831	856	857	851	1.2
Protection of persons and property	329	313	324	336	339	332	313	308	291	288	-1.5
Transportation	322	329	354	343	342	345	347	364	378	361	1.3
Natural resources & economic development	434	489	526	416	461	383	473	476	411	409	-0.7
Other	379	313	270	314	296	258	278	271	274	272	-3.6
Contingencies	—	—	—	—	—	—	—	75	95	104	n/a
General government	328	312	257	274	278	302	293	291	271	269	-2.2
Debt servicing	496	498	504	530	526	542	539	540	567	586	1.9
Operating expense	8,890	9,021	9,164	9,345	9,511	9,471	9,594	9,855	9,890	9,965	1.3
Real Per Capita Operating Expense (2014 $) [3]	9,412	9,551	9,575	9,538	9,600	9,567	9,595	9,749	9,606	9,487	0.1
Growth rate (per cent)	1.4	1.5	0.2	-0.4	0.6	-0.3	0.3	1.6	-1.5	-1.2	0.2

1         Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2015/16 expense divided by nominal GDP for the 2015 calendar year).

2         Per capita expense is calculated using July 1 population (e.g. 2015/16 expense divided by population on July 1, 2015).

3         Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 expense).

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A9 Full-Time Equivalents (FTEs) — 2008/09 to 2017/18 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF) [2]	31,874	31,353	30,221	27,228	27,326	26,526	26,679	26,620	26,500	26,500	-1.0
Service delivery agencies [3]	4,403	4,508	4,295	4,346	4,508	4,640	4,798	4,821	4,574	4,580	0.2
Total FTEs	36,277	35,861	34,516	31,574	31,834	31,166	31,477	31,441	31,074	31,080	-0.8
Growth rates:
Ministries and special offices (CRF)	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.6	-0.2	-0.5	0.0	-1.2
Service delivery agencies	6.7	2.4	-4.7	1.2	3.7	2.9	3.4	0.5	-5.1	0.1	1.1
Population per FTE: [4]
Total FTEs	119.9	123.0	129.4	142.5	142.7	147.0	147.1	149.1	152.7	154.6	1.3

1         Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2         The ministry 2011/12 FTE total includes a reduction of about 3,200 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health to the Provincial Health Services Authority.

3         Service delivery agency FTE amounts do not include SUCH sector staff employment.

4         Population per FTE is calculated using July 1 population (e.g. population on July 1, 2015 divided by 2015/16 FTEs).

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A10 Capital Spending — 2008/09 to 2017/18

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Taxpayer-supported:
Education
Schools districts	413	449	433	560	509	466	420	482	540	607	4.4
Post-secondary institutions	630	669	924	655	591	507	718	794	947	778	2.4
Health	892	927	916	732	742	690	900	1,092	1,147	797	-1.2
BC Transportation Financing Authority	881	918	1,080	921	1,005	1,017	822	946	880	750	-1.8
BC Transit	77	150	39	37	48	80	83	59	59	80	0.4
Vancouver Convention Centre expansion	242	41	10	1	—	—	—	—	—	—	n/a
BC Place redevelopment	45	75	197	194	6	—	—	—	—	—	n/a
Government direct (ministries)	430	306	261	245	267	298	326	390	441	384	-1.2
Other	133	184	250	220	111	93	138	104	90	117	-1.4
	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,867	4,104	3,513	-0.7
Self-supported:
BC Hydro	1,397	2,406	1,519	1,703	1,929	2,036	2,169	2,234	2,277	2,718	7.7
BC Transmission Corporation	19	12	—	—	—	—	—	—	—	—	n/a
Columbia River power projects	32	16	67	108	94	52	28	24	14	16	-7.4
Transportation Invest. Corp. (Port Mann)	215	778	730	734	540	202	76	35	9	—	n/a
BC Railway Company	10	14	6	9	10	8	5	5	3	1	-22.6
ICBC	22	22	48	92	73	82	88	115	40	40	6.9
BC Lotteries	97	92	81	74	97	100	69	90	110	110	1.4
Liquor Distribution Branch	17	19	18	19	10	13	25	34	65	59	14.8
Other [1]	1	3	1	5	12	26	28	—	—	—	n/a
	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,537	2,518	2,944	5.6
Total capital spending	5,553	7,081	6,580	6,309	6,044	5,670	5,895	6,404	6,622	6,457	1.7
Per cent of nominal GDP: [2]
Taxpayer-supported	1.8	1.9	2.0	1.6	1.5	1.4	1.4	1.6	1.6	1.3	-3.7
Self-supported	0.9	1.7	1.2	1.3	1.2	1.1	1.0	1.0	1.0	1.1	2.4
Total	2.7	3.6	3.2	2.9	2.7	2.5	2.5	2.6	2.6	2.4	-1.3
Growth rates:
Taxpayer-supported	2.2	-0.6	10.5	-13.3	-8.0	-3.9	8.1	13.5	6.1	-14.4	0.0
Self-supported	39.3	85.7	-26.5	11.1	0.8	-8.9	-1.2	2.0	-0.7	16.9	11.8
Total	11.9	27.5	-7.1	-4.1	-4.2	-6.2	4.0	8.6	3.4	-2.5	3.1
Per capita: [3]
Taxpayer-supported	861	843	920	792	722	688	736	825	865	731	-1.8
Self-supported	416	762	553	610	609	550	537	541	531	613	4.4
Total	1,277	1,605	1,473	1,402	1,331	1,237	1,273	1,366	1,396	1,344	0.6
Real Per Capita Capital Spending (2014 $) [4]	1,352	1,700	1,539	1,431	1,343	1,250	1,273	1,351	1,356	1,279	-0.6
Growth rate (per cent)	8.1	25.7	-9.4	-7.0	-6.2	-6.9	1.8	6.1	0.4	-5.6	0.7

1         Includes post-secondary institutions self-supported subsidiaries.

2         Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amounts divided by nominal GDP for the 2015 calendar year).

3         Per capita capital spending is calculated using July 1 population (e.g. 2015/16 amounts divided by population on July 1, 2015).

4         Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 capital spending).

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A11 Statement of Financial Position — 2008/09 to 2017/18

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Financial assets:
Cash and temporary investments	5,185	2,911	3,060	3,235	3,174	2,802	3,676	2,179	2,243	2,355	-6.9
Other financial assets	5,875	7,171	7,990	7,938	8,186	9,336	9,136	9,208	8,536	8,384	3.3
Sinking funds	2,134	1,329	1,410	1,491	1,778	835	977	975	1,001	1,031	-6.4
Investments in commercial Crown corporations:
Retained earnings	5,952	7,458	7,092	6,998	7,541	7,839	8,271	7,980	8,180	8,493	3.3
Recoverable capital loans	9,149	11,471	12,947	14,846	16,907	18,921	20,317	21,474	22,775	24,420	9.3
	15,101	18,929	20,039	21,844	24,448	26,760	28,588	29,454	30,955	32,913	7.3
Warehouse borrowing program assets	2,081	—	—	—	—	—	—	—	—	—	n/a
	30,376	30,340	32,499	34,508	37,586	39,733	42,377	41,816	42,735	44,683	3.6
Liabilities:
Accounts payable & accrued liabilities	7,695	7,286	7,919	9,119	9,150	8,298	8,312	8,142	9,115	9,782	2.2
Deferred revenue	9,433	10,002	10,750	10,459	9,895	9,718	9,809	9,478	8,947	8,886	-0.5
Debt:
Taxpayer-supported debt	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,325	42,874	43,445	4.6
Self-supported debt	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,189	23,474	25,102	7.3
Forecast allowance	—	—	—	—	—	—	—	250	500	500	n/a
Total provincial debt	38,014	41,885	45,154	50,193	55,816	60,693	62,920	64,764	66,848	69,047	5.6
Add: debt offset by sinking funds	2,134	1,329	1,410	1,491	1,778	835	977	975	1,001	1,031	-6.4
Less: guarantees and non-guaranteed debt	(496)	(546)	(455)	(730)	(755)	(726)	(739)	(722)	(707)	(690)	3.0
Financial statement debt	39,652	42,668	46,109	50,954	56,839	60,802	63,158	65,017	67,142	69,388	5.2
	56,780	59,956	64,778	70,532	75,884	78,818	81,279	82,637	85,204	88,056	4.1
Net liabilities	(26,404)	(29,616)	(32,279)	(36,024)	(38,298)	(39,085)	(38,902)	(40,821)	(42,469)	(43,373)	4.6
Capital and other assets:
Tangible capital assets	30,539	32,219	34,278	35,692	36,762	37,778	39,028	40,773	42,724	43,990	3.4
Restricted assets	1,178	1,241	1,312	1,377	1,442	1,493	1,553	1,605	1,658	1,710
Other assets	758	896	1,086	1,215	1,267	1,641	1,573	1,589	1,589	1,590	7.0
	32,475	34,356	36,676	38,284	39,471	40,912	42,154	43,967	45,971	47,290	3.5
Accumulated surplus (deficit)	6,071	4,740	4,397	2,260	1,173	1,827	3,252	3,146	3,502	3,917	n/a
Per cent of Nominal GDP: [1]
Net liabilities	12.9	15.1	15.7	16.6	17.2	17.0	16.3	16.6	16.5	16.2	2.1
Capital and other assets	15.9	17.5	17.8	17.6	17.7	17.8	17.6	17.8	17.9	17.7	0.9
Growth rates:
Net liabilities	9.8	12.2	9.0	11.6	6.3	2.1	-0.5	4.9	4.0	2.1	5.8
Capital and other assets	6.5	5.8	6.8	4.4	3.1	3.7	3.0	4.3	4.6	2.9	4.3
Per capita: [2]
Net liabilities	6,071	6,715	7,228	8,007	8,431	8,529	8,400	8,706	8,951	9,028	3.7
Capital and other assets	7,467	7,789	8,212	8,509	8,689	8,928	9,102	9,377	9,690	9,844	2.5

1         Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amount divided by GDP for the 2015 calendar year).

2         Per capita net liabilities is calculated using July 1 population (e.g. 2015/16 amount divided by population on July 1, 2015).

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A12 Changes in Financial Position — 2008/09 to 2017/18

								Updated
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	10-Year
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	Total
(Surplus) deficit for the year	(73)	1,812	247	1,850	1,168	(327)	(1,683)	(277)	(336)	(388)	1,993
Comprehensive income (increase) decrease	437	(481)	96	287	(81)	(327)	258	383	(20)	(27)	525
Change in accumulated (surplus) deficit	364	1,331	343	2,137	1,087	(654)	(1,425)	106	(356)	(415)	2,518
Capital and other asset changes:
Taxpayer-supported capital investments	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,867	4,104	3,513	36,458
Less: amortization and other accounting changes	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,122)	(2,153)	(2,247)	(21,120)
Increase in net capital assets	1,887	1,680	2,059	1,414	1,070	1,016	1,250	1,745	1,951	1,266	15,338
Increase (decrease) in restricted assets	48	63	71	65	65	51	60	52	53	52	580
Increase (decrease) in other assets	50	138	190	129	52	374	(68)	16	—	1	882
	1,985	1,881	2,320	1,608	1,187	1,441	1,242	1,813	2,004	1,319	16,800
Increase (decrease) in net liabilities	2,349	3,212	2,663	3,745	2,274	787	(183)	1,919	1,648	904	19,318
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(769)	(2,274)	149	175	(61)	(372)	874	(1,497)	64	112	(3,599)
Increase (decrease) in warehouse borrowing investments	2,081	(2,081)	—	—	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	623	1,506	(366)	(94)	543	298	432	(291)	200	313	3,164
Self-supported capital investments	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,537	2,518	2,944	26,157
Less: loan repayments and other accounting changes	(380)	(1,040)	(994)	(845)	(704)	(505)	(1,092)	(1,380)	(1,217)	(1,299)	(9,456)
	2,053	3,828	1,110	1,805	2,604	2,312	1,828	866	1,501	1,958	19,865
Other working capital changes	(2,856)	331	(481)	(880)	1,068	1,236	(163)	571	(1,088)	(728)	(2,990)
	509	(196)	778	1,100	3,611	3,176	2,539	(60)	477	1,342	13,276
Increase (decrease) in financial statement debt	2,858	3,016	3,441	4,845	5,885	3,963	2,356	1,859	2,125	2,246	32,594
(Increase) decrease in sinking fund debt	515	805	(81)	(81)	(287)	943	(142)	2	(26)	(30)	1,618
Increase (decrease) in guarantees	(9)	(14)	(31)	(27)	(14)	(6)	(6)	(9)	1	—	(115)
Increase (decrease) in non-guaranteed debt	13	64	(60)	302	39	(23)	19	(8)	(16)	(17)	313
Increase (decrease) in total provincial debt	3,377	3,871	3,269	5,039	5,623	4,877	2,227	1,844	2,084	2,199	34,410
Represented by increase (decrease) in:
Taxpayer-supported debt	(147)	3,566	1,853	2,838	3,523	2,886	812	445	549	571	16,896
Self-supported debt	3,524	305	1,416	2,201	2,100	1,991	1,415	1,149	1,285	1,628	17,014
Forecast allowance	—	—	—	—	—	—	—	250	250	—	500
Total provincial debt	3,377	3,871	3,269	5,039	5,623	4,877	2,227	1,844	2,084	2,199	34,410

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A13 Provincial Debt - 2008/09 to 2017/18

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	5,744	7,359	6,964	7,813	9,408	10,223	9,280	7,675	5,639	3,619	-5.0
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	3,611	3,824	4,092	4,185	4,315	4,386	4,518	4,717	5,002	5,326	4.4
School districts	5,522	5,777	6,016	6,407	6,830	7,245	7,600	7,947	8,420	8,967	5.5
	9,133	9,601	10,108	10,592	11,145	11,631	12,118	12,664	13,422	14,293	5.1
Health facilities	3,936	4,389	4,895	5,293	5,691	6,038	6,522	7,007	7,661	8,146	8.4
Highways, ferries and public transit
BC Transit	94	140	158	183	163	143	123	159	163	186	7.9
BC Transportation Financing Authority	4,586	5,211	5,785	6,287	7,084	7,912	8,428	9,309	10,134	11,063	10.3
Public transit	997	997	997	1,000	1,000	1,000	1,000	1,000	1,000	1,000	0.0
SkyTrain extension	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	1,174	0.2
	6,831	7,502	8,095	8,644	9,421	10,229	10,725	11,642	12,471	13,423	7.8
Other
BC Immigrant Investment Fund	287	289	347	398	363	440	414	300	212	152	-6.8
BC Pavilion Corporation	—	49	250	383	383	382	381	381	388	396	n/a
Homeowner Protection Office	150	144	—	—	—	—	—	—	—	—	n/a
Provincial government general capital	—	294	570	808	1,073	1,372	1,698	1,950	2,341	2,675	n/a
Social Housing	286	305	511	674	658	719	715	680	713	714	10.7
Other	35	36	81	54	40	34	27	26	27	27	-2.8
	758	1,117	1,759	2,317	2,517	2,947	3,235	3,337	3,681	3,964	20.2
Total other taxpayer-supported debt	20,658	22,609	24,857	26,846	28,774	30,845	32,600	34,650	37,235	39,826	7.6
Total taxpayer-supported debt	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,325	42,874	43,445	5.7

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	9,054	10,792	11,710	12,978	14,167	15,559	16,544	17,655	18,924	20,520	9.5
BC Lotteries	—	60	85	90	132	155	140	140	143	168	n/a
BC Transmission Corporation	70	70	—	—	—	—	—	—	—	—	n/a
Columbia Power Corporation	—	—	—	—	—	—	300	296	288	280
Columbia River power projects	208	196	183	481	475	470	464	457	443	428	8.3
Post-secondary institution subsidiaries	149	220	173	173	215	198	222	222	222	222	4.5
Transportation Invest. Corp. (Port Mann	20	544	1,148	1,779	2,610	3,209	3,335	3,385	3,422	3,454	n/a
Other	30	35	34	33	35	34	35	34	32	30	0.0
	9,531	11,917	13,333	15,534	17,634	19,625	21,040	22,189	23,474	25,102	11.4
Warehouse borrowing program	2,081	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,189	23,474	25,102	8.9
Forecast allowance	—	—	—	—	—	—	—	250	500	500	n/a
Total provincial debt	38,014	41,885	45,154	50,193	55,816	60,693	62,920	64,764	66,848	69,047	6.9

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A14 Provincial Debt Supplementary Information — 2008/09 to 2017/18 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	2.8	3.8	3.4	3.6	4.2	4.5	3.9	3.1	2.2	1.4	-7.8
Education facilities	4.5	4.9	4.9	4.9	5.0	5.1	5.1	5.1	5.2	5.3	2.0
Health facilities	1.9	2.2	2.4	2.4	2.6	2.6	2.7	2.8	3.0	3.0	5.2
Highways, ferries and public transit	3.3	3.8	3.9	4.0	4.2	4.5	4.5	4.7	4.9	5.0	4.6
Other	0.4	0.6	0.9	1.1	1.1	1.3	1.4	1.4	1.4	1.5	16.6
Total taxpayer-supported debt	12.9	15.3	15.4	15.9	17.2	17.9	17.5	17.2	16.7	16.2	2.5
Self-supported debt:
Commercial Crown corporations & agencies	4.7	6.1	6.5	7.1	7.9	8.5	8.8	9.0	9.1	9.4	8.0
Warehouse borrowing program	1.0	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	5.7	6.1	6.5	7.1	7.9	8.5	8.8	9.0	9.1	9.4	5.7
Total provincial debt	18.6	21.4	21.9	23.1	25.1	26.4	26.3	26.3	26.0	25.8	3.7
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-24.5	28.1	-5.4	12.2	20.4	8.7	-9.2	-17.3	-26.5	-35.8	-4.9
Education facilities	5.7	5.1	5.3	4.8	5.2	4.4	4.2	4.5	6.0	6.5	5.2
Health facilities	12.1	11.5	11.5	8.1	7.5	6.1	8.0	7.4	9.3	6.3	8.8
Highways, ferries and public transit	11.2	9.8	7.9	6.8	9.0	8.6	4.8	8.6	7.1	7.6	8.1
Other	16.1	47.4	57.5	31.7	8.6	17.1	9.8	3.2	10.3	7.7	20.9
Total taxpayer-supported debt	-0.6	13.5	6.2	8.9	10.2	7.6	2.0	1.1	1.3	1.3	5.1
Self-supported debt:
Commercial Crown corporations & agencies	17.8	25.0	11.9	16.5	13.5	11.3	7.2	5.5	5.8	6.9	12.1
Warehouse borrowing program	—	-100.0	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	43.6	2.6	11.9	16.5	13.5	11.3	7.2	5.5	5.8	6.9	12.5
Total provincial debt	9.7	10.2	7.8	11.2	11.2	8.7	3.7	2.9	3.2	3.3	7.2
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	1,321	1,668	1,559	1,737	2,071	2,231	2,004	1,637	1,189	753	-6.1
Education facilities	2,100	2,177	2,263	2,354	2,453	2,538	2,617	2,701	2,829	2,975	3.9
Health facilities	905	995	1,096	1,176	1,253	1,318	1,408	1,494	1,615	1,696	72
Highways, ferries and public transit	1,571	1,701	1,813	1,921	2,074	2,232	2,316	2,483	2,629	2,794	6.6
Other	174	253	394	515	554	643	699	712	776	825	18.9
Total taxpayer-supported debt	6,070	6,794	7,125	7,703	8,405	8,962	9,043	9,027	9,037	9,043	4.5
Self-supported debt:
Commercial Crown corporations & agencies	2,191	2,702	2,985	3,453	3,882	4,282	4,543	4,732	4,948	5,225	10.1
Warehouse borrowing program	478	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	2,670	2,702	2,985	3,453	3,882	4,282	4,543	4,732	4,948	5,225	7.7
Total provincial debt	8,740	9,496	10,111	11,156	12,287	13,244	13,586	13,812	14,090	14,372	5.7
Real Per Capita Provincial Debt (2014 $) [4]	9,254	10,054	10,564	11,386	12,402	13,379	13,586	13,663	13,687	13,682	4.4
Growth rate (per cent)	6.1	8.7	5.1	7.8	8.9	7.9	1.5	0.6	0.2	0.0	4.7

1         Numbers may not add due to rounding.

2         Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2015/16 debt divided by nominal GDP for the 2015 calendar year).

3         Per capita debt is calculated using July 1 population (e.g. 2015/16 debt divided by population on July 1, 2015).

4         Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 debt).

First Quarterly Report 2015/16

Appendix — Fiscal Plan Update

Table A15 Key Provincial Debt Indicators — 2008/09 to 2017/18

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Debt to revenue (per cent)
Total provincial	77.2	86.5	88.5	94.7	104.1	107.6	106.4	107.1	108.3	109.2	3.9
Taxpayer-supported	71.0	82.6	78.8	85.1	93.7	96.1	94.1	92.5	92.0	91.5	2.9
Debt per capita ($) [1]
Total provincial	8,740	9,496	10,111	11,156	12,287	13,244	13,586	13,812	14,090	14,372	5.7
Taxpayer-supported	6,070	6,794	7,125	7,703	8,405	8,962	9,043	9,027	9,037	9,043	4.5
Debt to nominal GDP (per cent) [2]
Total provincial	18.6	21.4	21.9	23.1	25.1	26.4	26.3	26.3	26.0	25.8	3.7
Taxpayer-supported	12.9	15.3	15.4	15.9	17.2	17.9	17.5	17.2	16.7	16.2	2.5
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.3	4.6	4.2	4.3	4.4	4.5	4.2	4.4	4.4	4.5	0.5
Taxpayer-supported	4.2	4.2	4.0	4.0	3.9	3.9	3.6	3.7	3.8	3.9	-0.8
Interest costs ($ millions)
Total provincial	2,138	2,205	2,155	2,300	2,336	2,547	2,465	2,688	2,689	2,863	3.3
Taxpayer-supported	1,570	1,534	1,596	1,625	1,590	1,686	1,591	1,675	1,787	1,868	1.9
Interest rate (per cent) [4]
Taxpayer-supported	5.9	5.4	5.2	4.9	4.4	4.3	3.8	4.0	4.2	4.3	-3.4
Background Information:
Revenue ($ millions)
Total provincial [5]	49,224	48,438	51,035	52,993	53,613	56,402	59,136	60,487	61,697	63,226	2.8
Taxpayer-supported [6]	37,205	36,272	40,385	40,734	40,744	42,725	44,483	45,744	46,608	47,476	2.7
Debt ($ millions)
Total provincial	38,014	41,885	45,154	50,193	55,816	60,693	62,920	64,764	66,848	69,047	6.9
Taxpayer-supported [7]	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,325	42,874	43,445	5.7
Provincial nominal GDP ($ millions) [8]	203,951	195,966	205,996	217,460	222,565	229,685	239,114	246,592	256,823	267,907	3.1
Population (thousands at July 1) [9]	4,349	4,411	4,466	4,499	4,543	4,583	4,631	4,689	4,744	4,804	1.1

1         The ratio of debt to population (e.g. 2015/16 debt divided by population at July 1, 2015).

2         The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2015/16 debt divided by 2015 nominal GDP).

3         The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4         Weighted average of all outstanding debt issues.

5         Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6         Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7         Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

8         Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2015 is used for the fiscal year ended March 31, 2016). 2014 GDP is a Ministry of Finance estimate.

9         Population at July 1st within the fiscal year (e.g. population at July 1, 2015 is used for the fiscal year ended March 31, 2016).

First Quarterly Report 2015/16